Execution Version

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, dated as of October 15, 2012 (this “Amendment Agreement”), by and among NATIONAL MENTOR HOLDINGS, INC., a Delaware corporation (the “Borrower”), NMH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors, and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) and issuing lender (in such capacity, the “Issuing Lender”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, the “Swingline Lender”), and the Additional Tranche B-1 Term Lenders (as defined below).

WHEREAS, the Borrower entered into that certain credit agreement, dated as of February 9, 2011 (as amended, restated, modified or supplemented through the date hereof, the “Original Credit Agreement”), with Holdings, the Administrative Agent, Issuing Lender and Swingline Lender and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”);

WHEREAS, UBS Securities LLC shall be the sole lead arranger and bookrunner for the transactions contemplated by this Amendment Agreement; and

WHEREAS, the Borrower has requested an amendment and restatement of the Original Credit Agreement in order to (i) create a new tranche of term loans (the “Tranche B-1 Term Loans”) that will be used to replace the Tranche B Term Loans in full and pay fees and expenses incurred by the Borrower in connection with the transactions contemplated by this Amendment Agreement and pay all Revolving Loans and Swingline Loans outstanding immediately prior to the occurrence of the Amendment and Restatement Effective Date, (ii) create a new tranche of Revolving Commitments that will replace, in part, the Revolving Commitments and (iii) amend certain other provisions of the Original Credit Agreement pursuant to the terms of this Amendment Agreement and by operation of the Amended and Restated Credit Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendment and Restatement.

(a) Effective as of the Amendment and Restatement Effective Date, the Original Credit Agreement is hereby amended and restated in its entirety to be in the form of the amended and restated credit agreement attached as Annex A hereto (as so amended and restated, the “Amended and Restated Credit Agreement”).

(b) Exhibit A to the Original Credit Agreement is hereby amended and restated to be in the form of Annex B hereto.

(c) Exhibit G to the Original Credit Agreement is hereby amended and restated to be in the form of Annex C hereto.

(d) Exhibit H to the Original Credit Agreement is hereby amended and restated to be in the form of Annex D hereto.

(e) Except as expressly set forth in clauses (b) through (d) immediately above, all exhibits and schedules referred to Amended and Restated Credit Agreement shall be deemed to refer to the corresponding exhibits and schedules in the Original Credit Agreement.

(f) Capitalized terms used in this Amendment Agreement but not defined herein have the meanings assigned to such terms in the Original Credit Agreement or the Amended and Restated Credit Agreement, as the context may require.

Section 2. Defined Terms.

The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural form thereof):

“Additional Tranche B-1 Term Commitment” means, with respect to an Additional Tranche B-1 Term Lender, the commitment of such Additional Tranche B-1 Term Lender to make an Additional Tranche B-1 Term Loan on the Amendment and Restatement Effective Date, in the amount set forth on the Joinder Agreement of such Additional Tranche B-1 Term Lender. The aggregate amount of the Additional Tranche B-1 Term Commitments of all Additional Tranche B-1 Term Lenders shall equal $190,070,640.62.

“Additional Tranche B-1 Term Lender” means each Person that shall have executed a Joinder Agreement.

“Additional Tranche B-1 Term Loan” means a term loan that is made pursuant to Section 3(b).

“Amendment and Restatement Effective Date” means October 15, 2012, the date on which all conditions precedent set forth in Section 6 of Amendment Agreement are satisfied.

“Consent” means a consent, substantially in the form of Annex E hereto, executed by a Lender and delivered to the Administrative Agent on or prior to the Amendment and Restatement Effective Date.

“Exchange Tranche B-1 Term Commitment” means, with respect to a Tranche B Term Lender, the agreement of such Tranche B Term Lender to exchange on the Amendment and Restatement Effective Date, on a cashless basis pursuant to the Consent of such Tranche B Term Lender and this Amendment Agreement, the entire principal amount of its Tranche B Term Loans outstanding immediately prior to the occurrence of the Amendment and Restatement Effective Date for an equal principal amount of Exchange Tranche B-1 Term Loans.

“Exchange Tranche B-1 Term Lender” means a Tranche B Term Lender that has elected on such Consent the “Cashless Settlement Option.”

“Exchange Tranche B-1 Term Loan” means a Loan that is deemed made pursuant to Section 3(a).

“Exchanged Tranche B Term Loan” means each Tranche B Term Loan as to which the Tranche B Term Lender thereof has consented to exchange into an Exchange Tranche B-1 Term Loan pursuant to Section 3(a) and the Consent of such Tranche B Term Lender.

“Joinder Agreement” means a joinder agreement, substantially in the form of Annex F hereto, executed by a Tranche B Term Lender and delivered to the Administrative Agent on or prior to the Amendment and Restatement Effective Date.

“Non-Exchanged Tranche B Term Lender” means a Lender holding Non-Exchanged Tranche B Term Loan.

“Non-Exchanged Tranche B Term Loan” means each Tranche B Term Loan other than an Exchanged Tranche B Term Loan.

“Tranche B-1 Term Commitment” means any Exchange Tranche B-1 Term Commitment or Additional Tranche B-1 Term Commitment.

“Tranche B-1 Term Lender” means an Exchange Tranche B-1 Term Lender or an Additional Tranche B-1 Term Lender.

“Tranche B-1 Term Loan” means any Exchange Tranche B-1 Term Loan or Additional Tranche B-1 Term Loan.

Section 3. Concerning the Term Loans.

(a) Subject to the terms and conditions set forth herein, each Exchange Tranche B-1 Term Lender severally agrees to exchange its Exchanged Tranche B Term Loans for a like principal amount of Exchange Tranche B-1 Term Loans denominated in Dollars on the Amendment and Restatement Effective Date. Once repaid or prepaid, Exchange Tranche B-1 Term Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each Additional Tranche B-1 Term Lender severally agrees to make an Additional Tranche B-1 Term Loan denominated in Dollars to the Borrower on the Amendment and Restatement Effective Date in the principal amount equal to its Additional Tranche B-1 Term Commitment on the Amendment and Restatement Effective Date. Amounts borrowed under this Section 3(b) and thereafter repaid or prepaid may not be reborrowed. Additional Tranche B-1 Term Loans may be ABR Loans or Eurodollar Loans, as further provided in the Amended and Restated Credit Agreement.

(c) Concurrently with the occurrence of the Amendment and Restatement Effective Date, the Borrower shall (i) pay to the Tranche B Term Lenders (whether or not such Lenders shall have delivered a Consent and whether or not such Lenders are Exchange Tranche B-1 Term Lenders) all accrued and unpaid interest on the Tranche B Term Loans to, but not including, the Amendment and Restatement Effective Date on such Amendment and Restatement Effective Date and (ii) prepay the full principal amount of the Non-Exchanged Tranche B Term Loans to the Non-Exchanged Tranche B Term Lenders.

(d) The initial Interest Period relating to the Tranche B-1 Term Loans shall begin on the Amendment and Restatement Effective Date and end on December 31, 2012, and the Required Lenders consent to the length of such initial Interest Period.

(e) The Exchange Tranche B-1 Term Commitment of each Exchange Tranche B-1 Term Lender shall be automatically and permanently reduced to $0 upon the exchange of the Exchanged Tranche B Term Loans held by such Exchange Tranche B-1 Term Lender into Exchange Tranche B-1 Term Loans pursuant to Section 3(a). The Additional Tranche B-1 Term Commitment of each Additional Tranche B-1 Term Lender shall be automatically and permanently reduced to $0 upon the making of such Additional Tranche B-1 Term Loan pursuant to Section 3(b).

Section 4. Concerning the Revolving Commitments.

Each Revolving Lender that shall have executed and delivered a Consent shall have agreed to convert all of its Revolving Commitments into Amended Revolving Commitments on the Amendment and Restatement Effective Date. All accrued and unpaid interest, commitment fees and Letter of Credit participation fees as of the Amendment and Restatement Effective Date shall be paid concurrently with the occurrence of the Amendment and Restatement Effective Date.

Section 5. Representations and Warranties.

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as of the Amendment and Restatement Effective Date that: each Loan Party has the power and authority, and the legal right, to make, deliver and perform this Amendment and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of this Amendment Agreement and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Amendment Agreement. This Amendment Agreement has been duly executed and delivered on behalf of each Loan Party thereto. This Amendment Agreement constitutes a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

Section 6. Conditions to Effectiveness.

The occurrence of the Amendment and Restatement Effective Date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified:

(1) counterparts of this Amendment Agreement executed by (A) each Loan Party and (B) the Administrative Agent;

(2) Consents to this Amendment Agreement executed by the Required Lenders, the Majority Facility Lenders in respect of the Revolving Facility, the Majority Facility Lenders in respect of the Tranche B Term Facility and Joinders executed by Additional Tranche B-1 Term Lenders shall have been delivered such that the amount of Tranche B-1 Term Commitments of all Tranche B-1 Term Lenders shall equal $522,050,000;

(3) a Note executed by the Borrower in favor of each Lender (if any) requesting a Note at least one (1) Business Day prior to the Amendment and Restatement Effective Date;

(4) an opinion of Kirkland & Ellis LLP, counsel to the Loan Parties dated the Amendment and Restatement Effective Date and addressed to the Administrative Agent and the Lenders, in a form reasonably satisfactory to the Administrative Agent; and

(5) (A) certificates of good standing (to the extent such concept exists in such Loan Party’s state of organization) from the applicable secretary of state of the state of organization of each of Borrower and Holdings, (B) a certificate of a Responsible Officer of each of Borrower and Holdings dated the Amendment and Restatement Effective Date and certifying (I) to the effect that (x) attached thereto is a true and complete copy of the certificate or articles of incorporation or organization of such Loan Party certified as of a recent date by the secretary of state of the state of its organization, or in the alternative, certifying that such certificate or articles of incorporation or organization have not been amended since the Closing Date, and that such certificate or articles are in full force and effect, (y) attached thereto is a true and complete copy of the by-laws or operating agreements of each Loan Party as in effect on the Amendment and Restatement Effective Date, or in the alternative, certifying that such by-laws or operating agreements have not been amended since the Closing Date and (z) attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (II) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and signed by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (B) (or a certification that there have been no changes to such officers since the applicable signature and incumbency certificate delivered on the Closing Date), and (C) a certificate of a Responsible Officer of each Subsidiary Guarantor dated the Amendment and Restatement Effective Date and certifying (I) to the effect that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Subsidiary

Guarantor authorizing the execution, delivery and performance of the Loan Documents to which such Subsidiary Guarantor is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (II) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and signed by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (C) (or a certification that there have been no changes to such officers since the applicable signature and incumbency certificate delivered on the Closing Date).

(b) (x) each of the representations and warranties made by any Loan Party in or pursuant to any Loan Document shall be true and correct in all material respects on and as of the Amendment and Restatement Effective Date as if made on and as of Amendment and Restatement Effective Date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date) and (y) at the time of and immediately after giving effect to this Amendment Agreement, no Default or Event of Default has occurred or is continuing, and the Borrower shall have delivered a certificate of a Responsible Officer to the effect of the statements in the immediately precedent clauses (x) and (y);

(c) The Administrative Agent shall have received a recent UCC lien search of each Loan Party in its jurisdiction of incorporation or organization;

(d) All fees and expenses due to the Administrative Agent and the Lenders (including, without limitation, pursuant to Section 8 hereof) required to be paid on the Amendment and Restatement Effective Date and invoiced at least one (1) Business Day prior to the Amendment and Restatement Effective Date shall have been paid; and

(e) The Administrative Agent shall have received a borrowing notice in respect of Additional Tranche B-1 Term Loans to be made on the Amendment and Restatement Effective Date in the form of Annex D to the Amendment Agreement.

Section 7. Waivers.

The Required Lenders and Administrative Agent waive the requirement for delivery of a prepayment notice pursuant to Section 2.10 of the Original Credit Agreement for the prepayment of Tranche B Term Loans contemplated by this Amendment Agreement. The Lenders party hereto waive the payment of any breakage loss or expense reimbursement under Section 2.20 of the Original Credit Agreement in connection with the prepayment of, or exchange of, Tranche B Term Loans into Tranche B-1 Term Loans.

Section 8. Expenses.

The Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by it in connection with this Amendment Agreement, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, in accordance with Section 10.5 of the Credit Agreement.

Section 9. Counterparts.

This Amendment Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment Agreement by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

Section 10. Governing Law and Waiver of Right to Trial by Jury.

THIS AMENDMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The jurisdiction and waiver of right to trial by jury provisions in Sections 10.12 and 10.16 of the Original Credit Agreement are incorporated herein by reference mutatis mutandis.

Section 11. Headings.

The headings of this Amendment Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 12. Reaffirmation.

Each Loan Party hereby expressly acknowledges the terms of this Amendment Agreement and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment Agreement and the transactions contemplated hereby and (ii) its guarantee of the Obligations (including, without limitation, in respect of the Tranche B-1 Term Loans and the Obligations arising under any extensions of credit made in reliance on the Original Revolving Commitments or Amended Revolving Commitments) under the Guarantee and Security Agreement, as applicable, and its grant of Liens on the Collateral to secure the Obligations (including, without limitation, in respect of the Tranche B-1 Term Loans and the Obligations arising under any extensions of credit made in reliance on the Original Revolving Commitments or Amended Revolving Commitments) pursuant to the Security Documents.

Section 13. Effect of Amendment; References to the Credit Agreement.

Except as expressly set forth herein, this Amendment Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Original Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement or any other provision of the Original Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. All references to the “Credit Agreement” in any document, instrument, agreement, or writing shall from and after the

Amendment and Restatement Effective Date be deemed to refer to the Amended and Restated Credit Agreement, and, as used therein, the terms “Agreement,” “herein,” “hereafter,” “hereunder,” “hereto” and words of similar import shall mean, from and after the Amendment and Restatement Effective Date, the Amended and Restated Credit Agreement. This Amendment Agreement is a Loan Document.

Section 14. Cashless Rollover of Certain Loans; Prepayment of Non-Exchanged Tranche B Term Loans.

It is understood and agreed that (i) simultaneously with the making of each Tranche B-1 Term Loan by each Tranche B-1 Term Lender pursuant to Section 3(b) and the exchange and conversion of Exchanged Tranche B Term Loans for like principal amount of Exchange Tranche B-1 Term Loans by Exchange Tranche B-1 Term Lender pursuant to Section 3(a), the Non-Exchanged Tranche B Term Loans of Non-Exchanged Tranche B Term Lenders shall be, repaid and be deemed extinguished and no longer outstanding and (ii) each Exchange Tranche B-1 Term Lender shall not receive any prepayment being made to Non-Exchanged Tranche B Term Lenders from the proceeds of any Additional Tranche B-1 Term Loans.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the date first above written.

NMH HOLDINGS, LLC, as Holdings

By:	/s/ Denis M. Holler
Name: Denis M. Holler
Title: Chief Financial Officer and Treasurer

[Amendment Agreement]

NATIONAL MENTOR HOLDINGS, INC., as the Borrower

By:	/s/ Denis M. Holler
Name: Denis M. Holler
Title: Chief Financial Officer and Treasurer

[Amendment Agreement]

Agreed and acknowledged with respect to Section 12:

CALIFORNIA MENTOR FAMILY HOME AGENCY, LLC (f/k/a New Provider, LLC) CORNERSTONE LIVING SKILLS, INC.
FAMILY ADVOCACY SERVICES, LLC FIRST STEP INDEPENDENT LIVING PROGRAM, INC.
HORRIGAN COLE ENTERPRISES, INC. ILLINOIS MENTOR, INC.
INSTITUTE FOR FAMILY CENTERED SERVICES, INC.
LOYD’S LIBERTY HOMES, INC. MASSACHUSETTS MENTOR, LLC
MENTOR MANAGEMENT, INC.
MENTOR MARYLAND, INC.
NATIONAL MENTOR HEALTHCARE, LLC NATIONAL MENTOR HOLDINGS, LLC NATIONAL MENTOR SERVICES HOLDINGS, LLC
NATIONAL MENTOR SERVICES, LLC NATIONAL MENTOR, LLC
OHIO MENTOR, INC. REM ARROWHEAD, INC.
REM CENTRAL LAKES, INC.
REM COMMUNITY OPTIONS, LLC
REM CONNECTICUT COMMUNITY SERVICES, INC.
REM DEVELOPMENTAL SERVICES, INC.
REM EAST, LLC
REM HEARTLAND, INC.
REM HENNEPIN, INC.
REM INDIANA COMMUNITY SERVICES, INC. REM INDIANA COMMUNITY SERVICES II, INC. REM INDIANA, INC.
REM IOWA COMMUNITY SERVICES, INC. REM IOWA, INC.
REM MANAGEMENT, INC.
REM MARYLAND, INC.
REM MINNESOTA COMMUNITY SERVICES, INC.
REM MINNESOTA, INC.
REM NEVADA, INC. REM NEW JERSEY, INC.

[Amendment Agreement]

REM NORTH DAKOTA, INC.

REM NORTH STAR, INC.

REM OHIO WAIVERED SERVICES, INC.

REM OHIO, INC.

REM RAMSEY, INC.

REM RIVER BLUFFS, INC.

REM SOUTH CENTRAL SERVICES, INC.

REM SOUTHWEST SERVICES, INC.

REM WEST VIRGINIA, LLC

REM WISCONSIN, INC.

REM WISCONSIN II, INC.

REM WISCONSIN III, INC.

REM WOODVALE, INC.

SOUTH CAROLINA MENTOR, INC.

TRANSITIONAL SERVICES, LLC

UNLIMITED QUEST, INC.

By:	/s/ Denis M. Holler
Name: Denis M. Holler
Title: Chief Financial Officer and Treasurer

CAREMERIDIAN, LLC CENTER FOR COMPREHENSIVE SERVICES, INC. MENTOR ABI, LLC PROGRESSIVE LIVING UNITS SYSTEMS NEW JERSEY, INC.

By:	/s/ Denis M. Holler
Name: Denis M. Holler
Title: Treasurer

[Amendment Agreement]

UBS AG, STAMFORD BRANCH, as Administrative Agent and Issuing Lender

By:
Name: Irja R. Otsa
Title: Associate Director

By:
Name: David Urban Title: Associate Director

[Amendment Agreement]

UBS LOAN FINANCE LLC, as Swingline Lender and as Lender

By:
Name: Irja R. Otsa
Title: Associate Director

By:
Name: David Urban
Title: Associate Director

[Amendment Agreement]

ANNEX A

Amended and Restated Credit Agreement

ANNEX A

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

among

NMH HOLDINGS, LLC,

NATIONAL MENTOR HOLDINGS, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

UBS AG, STAMFORD BRANCH,

as Administrative Agent

Dated as of February 9, 2011

amended and restated as of October 15, 2012

UBS SECURITIES LLC,

BARCLAYS BANK PLC,

JEFFERIES FINANCE LLC,

and

GE CAPITAL MARKETS, INC.,

as Joint Lead Arrangers

UBS SECURITIES LLC,

BARCLAYS BANK PLC,

and

JEFFERIES FINANCE LLC,

as Joint Bookrunners

BARCLAYS BANK PLC

and

JEFFERIES FINANCE LLC,

as Co-Documentation Agents

UBS SECURITIES LLC,

as Syndication Agent

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-ii-

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SCHEDULES:

1.1A	Commitments
1.1B	Liquidating Subsidiaries
1.1C	Mortgage Facility Properties
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.7	No Default
4.8	Initial Mortgaged Property
4.9	Licenses
4.15(a)	Organizational Structure
4.15(b)	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
5.1(g)	Previously Mortgaged Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(g)	Existing Investments
7.10	Transactions with Affiliates

-iv-

AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 15, 2012 (this “Agreement”), among NMH Holdings, LLC, a Delaware limited liability company (“Holdings”), National MENTOR Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and UBS AG, Stamford Branch, as administrative agent.

RECITALS

WHEREAS, pursuant to the Amendment Agreement, the parties hereto have agreed to amend and restate in its entirety the Original Credit Agreement (as defined below) and to replace it in its entirety with this Agreement on the terms and subject to the conditions set forth herein. This Agreement is the Amended and Restated Credit Agreement contemplated by the Amendment Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; and (c) the Eurodollar Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points (for the avoidance of doubt, giving effect to clause (i) in the proviso to the definition of Eurodollar Rate if ABR is used to determine the interest rate on Tranche B-1 Term Loans or Amended Revolving Loans and clause (ii) in the proviso to the definition of Eurodollar Rate if ABR is used to determine the interest rate on the Original Revolving Loans); provided that as applied in respect of the Swingline Loans, ABR shall never be deemed to be less than 2.25%.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accepting Lenders”: as defined in Section 10.1.

“Acquired EBITDA”: with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Pro Forma Entity and its Subsidiaries (except to the extent that such Subsidiaries will not constitute Restricted Subsidiaries immediately after giving effect to such acquisition or conversion)), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business”: as set forth in the definition of the term “Consolidated EBITDA”.

“Acquisition”: any acquisition of all or substantially all of the assets (or any substantial part for which financial statements or other customary financial information is available) or which results in owning more than 50% of the equity interests of any Person or division or line of business thereof.

“Additional Lender”: as defined in Section 2.25.

“Administrative Agent”: UBS AG, Stamford Branch, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affected Class”: as defined in Section 10.1.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Affiliated Lender Assignment and Assumption”: as defined in Section 10.6(g).

“Agents”: the collective reference to the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Agreement”: as defined in the preamble.

“All-In Yield”: as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, original issue discount (“OID”), up-front fees or a Eurodollar Rate floor greater than the applicable floor set forth in the definition of “Eurodollar Rate”; provided that OID and up-front fees (which shall be deemed to constitute like amounts of OID) shall be equated to interest rate adjustments, assuming a 4-year life to maturity; and provided, further, that “All-In Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to arrangers or underwriters or any other fees that are not paid ratably to the market for such Indebtedness; and provided, further, if the Eurodollar Rate floor for the refinanced or repriced Tranche B-1 Term Loans is greater than the Eurodollar Rate for the Tranche B-1 Term Loans outstanding as of the Amended and Restatement Effective Date, then to the extent that such an increase in the interest rate floor for such refinanced or repriced Tranche B-1 Term Loans would cause an increase in the interest rate then in effect thereunder, the Eurodollar Rate floor (but not the Applicable Margin) for the existing Tranche B-1 Term Loans shall be increased to the extent of such differential between interest rate floors and such increase shall be equated to an increase in the Applicable Margin.

“Amended Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Amended Revolving Loans and participate or be assigned interests in Swingline Loans and Letters of Credit (in each case, whether or not such Loans or Letters of Credit are actually made, issued or drawn) in an aggregate principal and/or face amount equal to the Revolving Commitment (A) immediately prior to the occurrence of the Amendment and Restatement Effective Date of such Lender, to the extent such Lender has delivered a Consent pursuant to the Amendment Agreement or (B) in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Amended Revolving Commitments of the Lenders as of the Amendment and Restatement Effective Date is $75,000,000.

“Amended Revolving Commitment Increase”: as defined in Section 2.25.

“Amended Revolving L/C Exposure”: at any time, an amount equal to the sum, to the extent covered by Amended Revolving L/C Participations, of (a) the aggregate undrawn and unexpired amount of the then outstanding Revolving Letters of Credit and (b) the aggregate amount of Revolving L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“Amended Revolving Extensions of Credit”: as to any Amended Revolving Lender at any time, an amount equal to the sum, without duplication, of (a) the aggregate principal amount of all Amended Revolving Loans held by such Lender then outstanding, (b) such Lender’s Amended Revolving Percentage of the Amended Revolving L/C Exposure at such time and (c) such Lender’s Amended Revolving Percentage of the aggregate principal amount of Amended Swingline Loans then outstanding.

“Amended Revolving Facility”: as set forth in the definition of “Facility”.

“Amended Revolving Lender”: each Lender that has an Amended Revolving Commitment or that holds Amended Revolving Extensions of Credit.

“Amended Revolving Loans”: as defined in Section 2.4.

“Amended Revolving Percentage”: as to any Amended Revolving Lender at any time, the percentage which such Lender’s Amended Revolving Commitment then constitutes of the Total Amended Revolving Commitments or, at any time after the Amended Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Amended Revolving Loans then outstanding constitutes of the aggregate principal amount of the Amended Revolving Loans then outstanding, provided that, in the event that the Amended Revolving Loans are paid in full prior to the reduction to zero of the Total Amended Revolving Extensions of Credit, the Amended Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Amended Revolving Extensions of Credit shall be held by the Amended Revolving Lenders on a comparable basis.

“Amended Swingline Exposure”: an obligation to make an Amended Revolving Loan pursuant to Section 2.7(b).

“Amendment Agreement”: that certain Amendment Agreement to this Agreement dated as of October 15, 2012 entered into among the Borrower, Holdings, the Subsidiary Guarantors, the Lenders signatory thereto and the Administrative Agent.

“Amendment and Restatement Effective Date”: as defined in the Amendment Agreement.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	4.25%	5.25%
Tranche B-1 Term Loans	4.25%	5.25%

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property, excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (f), (g) or (i) of Section 7.5, (ii) any Sale Leaseback Transaction and (iii) other Dispositions to the extent that the Net Cash Proceeds to the Loan Parties of all such other Dispositions do not exceed $4,000,000 in the aggregate in any fiscal year.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Annex B to the Amendment Agreement.

“Available Amended Revolving Commitment”: as to any Amended Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Amended Revolving Commitment then in effect over (b) such Lender’s Amended Revolving Extensions of Credit then outstanding.

“Available Original Revolving Commitment”: as to any Original Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Original Revolving Commitment then in effect over (b) such Lender’s Original Revolving Extensions of Credit then outstanding

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability) by such Person and its Restricted Subsidiaries during such period that are additions to property, plant and equipment for the acquisition, rental, lease, purchase, construction, replacement, repair or use of any property, the value of which should be capitalized under GAAP and reflected as additions to property, plant and equipment on a consolidated balance sheet of such Person and its Restricted Subsidiaries (including, without limitation, the aggregate principal amount of Capital Lease Obligations incurred during such period).

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially in assets satisfying the requirements of clauses (a) through (1) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations”: any obligations owed by Holdings, the Borrower or any of its Subsidiaries to any Lender or any Affiliate of a Lender (or was a Lender or Affiliate thereof at the time any such arrangements were entered into) or Bank of America, N.A. or any affiliate of Bank of America, N.A. in respect of any overdraft and other liabilities arising from treasury, depository and cash management services (including but not limited to purchase cards in an amount at any one time outstanding not to exceed 7.5% Consolidated EBITDA for the latest four fiscal quarter period for which financial statements have been delivered prior to Section 6.1), or any automated clearing house transfers of funds and designated by Holdings or the Borrower as being secured under the Security Documents.

“Change of Control”: (a) prior to an Initial Public Offering, for any reason (i) the Permitted Holders shall fail to have the right to appoint, directly or indirectly, a majority of the board of managers of Holdings and thereby control the management of Holdings, the Borrower and its Subsidiaries; (ii) Holdings shall cease to own, directly or indirectly, 100% of the outstanding voting power of all Capital Stock of the Borrower on a fully diluted basis; or (iii) the Permitted Holders shall cease to own and control of record and beneficially, directly or indirectly, on a fully diluted basis, at least 51% of the issued and outstanding voting power of all Capital Stock of Holdings; and (b) after any Initial Public Offering,

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(ii) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies holding directly or indirectly 50% or more of the total voting power of the Voting Stock of the Borrower.

“Closing Costs”: non-recurring out-of-pocket costs, fees and expenses, including attorneys’ fees, investment banking fees and sponsor fees, in each case incurred and paid by the Sponsor or any of the Loan Parties in connection with the Transactions.

“Closing Date”: February 9, 2011.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: Barclays Bank PLC and Jefferies Finance LLC, in their capacity as Co-Documentation Agents hereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Tranche B-1 Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: a rate per annum equal to 1/2 of 1%.

“Commitment Increase”: as defined in Section 2.25.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit F to the Original Credit Agreement.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, except to the extent such entitlement to a greater payment results from a change in any Requirement of Law after the Conduit Lender became a Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated January 2011 and furnished to certain Lenders.

“Consent”: as set forth in the Amendment Agreement.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents, deferred income taxes and debts due from Affiliates) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt (including accrued but unpaid interest) of the Borrower and its Restricted Subsidiaries, (b) the current portion of current and deferred income taxes, (c) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans or Revolving L/C Exposure or Institutional L/C Exposure to the extent otherwise included therein and (d) deferred revenue.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than with respect to clause (g) below), the sum of (i) (to the extent attributable to the Borrower and its Restricted Subsidiaries): (a) income tax expense (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) consolidated interest expense and, to the extent not reflected in consolidated interest expense, amortization or write-off of deferred financing costs, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Non-Cash Charges, (f) Management Fees paid in cash or accrued during such period to the extent permitted to be paid hereunder, (g) proceeds of business interruption insurance received during such period, (h) expenses incurred to the extent covered by indemnification or refunding provisions in any Permitted Acquisition document, any document pertaining to any acquisition consummated prior to the Closing Date, or any insurance to the extent reimbursed (or reasonably expected to be reimbursed within 120 days of the incurrence thereof), (i) Permitted Start-Up Losses, (j) non-cash expenses incurred in connection with the issuance of stock options, warrants or other Permitted Capital Stock by Borrower, Holdings or any direct or indirect parent company of Holdings to employees of Borrower and its Restricted Subsidiaries and any costs or expenses incurred by the Borrower and its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of Borrower, Holdings or Net Cash Proceeds of an issuance of Capital Stock of Borrower, Holdings or any direct or indirect parent company of Holdings Not Otherwise Applied, (k) any Transaction Bonuses, (l) unusual or non-recurring losses or charges, severance costs and relocation costs, (m) any deductions attributable to minority interests (excluding dividends and other distributions paid or payable in cash to the holders of such minority interests), (n) any expenses or charges related to any debt or equity offering, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred hereunder (whether or not successful), including such fees, expenses or charges related to the offering of the Senior Notes and this Agreement or any other Transaction and in connection with any actual or proposed registration of any securities (debt or equity), (o) expenses related to executive employment agreements, stay bonuses, transaction costs, benefits and payroll taxes paid to or on behalf of employees of the relevant seller pertaining to any acquisition or investment permitted hereunder or consummated prior to the Closing Date who are no longer employed by Holdings or its Restricted Subsidiaries not to exceed $1,000,000 for the four fiscal quarters most recently ended, (p) charges in respect of early retirement of Indebtedness, restructuring costs, integration costs or other business optimization expenses, costs associated with establishing new facilities or reserves, consolidation or discontinuance or closure of any operations, employees and/or management (including costs incurred to implement such restructuring), and transaction fees and expenses, including any expense relating to enhanced accounting functions not to exceed 5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarters most recently ended (prior to giving effect to such amounts then to be added to Consolidated EBITDA pursuant to this clause (p)), (q) any net loss from disposed or discontinued operations and (r) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (a) below for any previous period and not added back and (ii) the income of any Unrestricted Subsidiary to the extent any such income is actually received by the Borrower or any Restricted Subsidiary and minus (a) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any unusual or nonrecurring income or gains, (ii) income tax credits (to the extent not netted from income tax expense), (iii) any other non-cash income and (iv) any interest income and gains on hedging or other derivative instruments entered into for the purpose of hedging interest rate risk, and (b) any cash payments made during such period in respect of Non-Cash Charges described in clause (e) which cash payments are made subsequent to the fiscal quarter in which the relevant Non-Cash Charges were reflected as a charge in the statement of Consolidated Net Income, but only to the extent that such cash payments do not exceed such Non-Cash Charges, all as determined on a consolidated basis. In addition, Consolidated EBITDA shall be calculated without giving effect to (w) any gains or losses from Asset Sales, (x) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of FASB 106 and (y) any gain or loss recognized in determining Consolidated Net Income for such period resulting from Earnout Obligations. Furthermore, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, (I) Acquired EBITDA of any Person, property, business or asset acquired (other than in the ordinary course of business) by, or contributed to, the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired or received and not subsequently so disposed of, an “Acquired Entity or Business”) and (II) the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and the Pro Forma Adjustments, if any, applicable thereto and (B) there shall be excluded in determining Consolidated EBITDA for any period (I) the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations (in each case, other than in the ordinary course of business) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and (II) the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) stock-based awards compensation expense, and (d) other non-cash charges, in each case excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, however, that (a) Consolidated Interest Expense shall be determined excluding (to the extent otherwise included therein) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, as calculated on a consolidated basis in accordance with GAAP, (b) for purposes of determining the Consolidated Interest Coverage Ratio, if any Indebtedness is incurred (including pre-existing Indebtedness of any Person that becomes a Restricted Subsidiary) or repaid in connection with the acquisition of an Acquired Entity or Business or sale or disposition of a Sold Entity or Business, in each case subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being determined, then the Consolidated Interest Expense for such period shall be determined giving pro forma effect to such incurrence or repayment of Indebtedness as if such incurrence or repayment had occurred at the beginning of such period. For purposes of clause (b) of the foregoing (i) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period, (ii) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate (including any applicable margin) actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate and (c) for the avoidance of doubt, all interest expense of any Unrestricted Subsidiary and any Converted Unrestricted Subsidiary shall be excluded from Consolidated Interest Expense for such period; provided that when determining Consolidated Interest Expense of the Borrower in respect of any period ending prior to the first anniversary of the Amendment and Restatement Effective Date, Consolidated Interest Expense shall be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Amendment and Restatement Effective Date by 365 and then dividing such product by the number of days from and including the Amendment and Restatement Effective Date to and including the last day of such period.

“Consolidated Leverage Ratio”: as at the end of any fiscal quarter, the ratio of (a) Consolidated Total Debt of the Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower and its Restricted Subsidiaries.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss), (c) Closing Costs and any amortization thereof thereafter, (d) any fees, costs and expenses (including allocated internal costs and expenses) incurred during such period, or any amortization thereof for such period, in connection with any actual or proposed acquisition, investment, asset disposition, recapitalization, dividend, distribution, issuance or repayment of Indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction not completed or initiated) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, (f) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries (other than for purposes of calculating Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio hereunder, as set forth in the definition of Consolidated EBITDA), (g) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, and (h) the undistributed earnings of any non-Subsidiary Guarantor of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary. There also shall be excluded from Consolidated Net Income for any period (without duplication of the foregoing) the purchase accounting effects of adjustments to property and equipment, other intangible assets, deferred revenue, lease contracts and debt line items required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Total Debt”: at any date, the excess of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis, to the extent consisting of any Indebtedness for borrowed money, Capital Lease Obligations or debt obligations evidenced by bonds, debentures or notes and, for the avoidance of doubt, excluding any letters of credit, any Earnout Obligation until (I)(x) such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (y) the amount of such obligation is contractually fixed and (z) the date (or dates) on which such obligation is due is contractually fixed and (II)(A) such date that clauses (x), (y) and (z) are satisfied with respect to such Earnout Obligation is more than 90 days in the future from that date on which such clauses (x), (y) and (z) were satisfied or (B) such Earnout Obligation is overdue, and any changes in GAAP which would classify any operating leases in accordance with GAAP in effect as of the Closing Date as Capital Lease Obligations, required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP minus (b) the aggregate amount of unrestricted cash, cash that collateralizes Institutional L/C Exposure or Revolving L/C Exposure and Cash Equivalents of the Borrower and the Subsidiary Guarantors (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.3 or Liens permitted under Section 7.3(h), (j), (o), (bb) or (cc) or any other Lien on deposits securing any such Indebtedness) at such date required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP; provided that, if a Defeasance is consummated, the Existing Notes or any other defeased debt shall not be included in determining Consolidated Total Debt.

“Consolidated Working Capital”: at any date, the excess (or deficit) of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date; provided that Consolidated Working Capital shall be calculated without giving effect to (i) any assets or liabilities acquired or assumed in any Permitted Acquisition or other Investment, (ii) as a result of the reclassification of items from short-term to long-term and vice-versa or (iii) non-cash current assets and current liabilities.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Converted Restricted Subsidiary”: as set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary”: as set forth in the definition of “Consolidated EBITDA.”

“Cumulative Excess Cash Flow”: as of any date, an amount equal to the excess, if any, of (a) the sum of Excess Cash Flow for each fiscal year of the Borrower ended on or after September 30, 2011 (or in the case of the fiscal year ended September 30, 2011, from April 1, 2011 to September 30, 2011), prior to such date for which audited financial statements have been delivered pursuant to Section 6.1(a), over (b) the sum, with respect to each such fiscal year (or shorter period in the case of the fiscal year ended September 30, 2011) for which Excess Cash Flow is included in clause (a), of (i) the aggregate principal amount of all prepayments of Revolving Loans and Swingline Loans made during such fiscal year (or such shorter period) to the extent accompanying permitted optional reductions of the Revolving Commitments and (ii) the amount of cash used for all optional prepayments of Tranche B-1 Term Loans made during such fiscal year (or such shorter period); provided that such excess of (a) over (b) shall not be less than zero for any such fiscal year.

“Debt Discharge”: (a) the payment in full of all loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest, fees and other amounts owing thereunder, the termination of all commitments to extend credit thereunder and the release of all Liens securing obligations thereunder, and (b) the consummation of a Successful Debt Tender or a Defeasance.

“Debt Fund Affiliate”: any Person that is organized primarily for the purpose of making debt investments in one or more companies and is a bona fide and diversified investment fund.

“Debt Tender”: a cash tender offer and related consent solicitation for the Existing Notes.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, as set forth therein, has been satisfied.

“Defaulting Lender”: any Lender, as determined by the Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, the Issuing Lender, the Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment, Revolving L/C Exposure (or Revolving L/C Participations) or Swingline Exposure outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.1(f) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person); provided, that (1) with respect to (a), (b) or (c), to the extent such Lender is making a good faith claim that it has no obligation to fund because the conditions to borrowing have not been met, then such Lender shall not be considered a Defaulting Lender and (2) as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to a Conduit Lender pursuant to Section 10.6(f).

“Defeasance”: a covenant defeasance in respect of the Existing Notes pursuant to Article 8 of the Existing Notes Indenture, a covenant defeasance in respect of the Senior Notes Indenture pursuant to Article 8 of the Senior Notes Indenture or any similar covenant defeasance in respect of other Indebtedness.

“Disposed EBITDA”: with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Restricted Subsidiaries), which may be negative, all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender”: as defined in Section 10.6(b)(ii)(E).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower incorporated or organized in the United States, any State or the District of Columbia, but excluding any Subsidiary that has no material assets other than the capital stock of one or more controlled foreign corporations (within the meaning of Section 957(a) of the Code.

“Earnout Obligations”: those payment obligations of the Borrower and its Restricted Subsidiaries to former owners of businesses which were acquired by the Borrower or one of its Restricted Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such payment obligations are required to be set forth on a balance sheet prepared in accordance with GAAP.

“ECF Percentage”: 50%; provided that the ECF Percentage shall be 25% in respect of such fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.75:1.00 but greater than 3.50:1.00 on the last day thereof; provided further that the ECF Percentage shall be 0% in respect of such fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50:1.00.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health as affected by exposure to harmful or deleterious substances, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%); provided that the Eurodollar Rate shall be deemed to be not less than (i) 1.25% per annum when applied to Tranche B-1 Term Loans and Amended Revolving Loans and (ii) 1.75% per annum when applied to Original Revolving Loans:

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any period, (a) Consolidated Net Income for such period, plus (b) if there was a net decrease in Consolidated Working Capital during such period, the amount of such net decrease, plus (c) an amount equal to the amount of non-cash charges to the extent deducted in arriving at such Consolidated Net Income, plus (d) non-cash losses from asset sales for such period (other than from sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, minus (e) regularly scheduled payments and mandatory prepayments of the principal of any Indebtedness during such period (other than any such payments and prepayments of principal of Indebtedness made with the proceeds of any issuance of Capital Stock or other Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries), but only to the extent (other than with respect to the Mortgage Facility) that any such prepaid amounts cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness for such period, minus (f) without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, Capital Expenditures (other than Capital Expenditures financed with Indebtedness permitted hereunder (other than Revolving Loans or Swingline Loans) and other Excluded Capital Expenditures) permitted to be made during such period, minus (g) without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, the cash portion of consideration for Permitted Acquisitions and other Investments permitted hereunder (other than consideration for Permitted Acquisitions and other Investments financed with Indebtedness (other than Revolving Loans or Swingline Loans) or issuances of Capital Stock permitted hereunder) for such period or payable within 30 days of the end of such period (provided that amounts so deducted shall not be deducted in any subsequent period), minus (h) non-cash gains from asset sales for such period (other than from sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, minus (i) if there was a net increase in Consolidated Working Capital during such period the amount of such net increase, minus (j) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income, minus (k) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness (other than cash payments in respect of claims offset by receivables from insurance companies), minus (l) the amount of cash Restricted Payments paid during such period pursuant to (x) Section 7.6(b), (c), (h) or (i) or (y) Section 7.6(j)(i) and (iii) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries or with the proceeds of Revolving Loans or Swingline Loans, minus (m) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans or Swingline Loans) or Capital Stock of Holdings, the Borrower or its Restricted Subsidiaries, minus (n) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, minus (o) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration (excluding any such consideration intended to be financed with Indebtedness (other than Revolving Loans or Swingline Loans) or issuances of Capital Stock) required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of two consecutive fiscal quarters of the Borrower following the end of such period, minus (p) any amounts of income or cash or cash equivalents distributed with the Post-Acute Specialty Rehabilitation Services segment or business in the year that the SRS Distribution is consummated, provided that to the extent the aggregate amount of internally generated cash and proceeds of Revolving Loans or Swingline Loans actually utilized to finance such Permitted Acquisitions during such period of two consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of two consecutive fiscal quarters, plus (p) without duplication, an amount equal to all cash amounts received during such period but excluded in arriving at such Consolidated Net Income pursuant to any of clauses (a) through (e) of the definition of Consolidated Net Income, minus (q) cash payments made during such period in respect of Earnout Obligations, to the extent such Earnout Obligations were not deducted in calculating Excess Cash Flow for such period or any prior period, minus (r) voluntary prepayments of Indebtedness other than the Term Loans, the Tranche B Term Loans or the Revolving Loans (in the case of revolving loans (including swingline loans), to the extent accompanied by permanent reduction in commitments), minus (s) without duplication, an amount equal to all charges or expenses incurred during such period but excluded in arriving at such Consolidated Net Income pursuant to any of clauses (a) through (e) of the definition of “Consolidated Net Income.”

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Capital Expenditures”: all Capital Expenditures:

(i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation;

(ii) constituting reinvestment of proceeds (to the extent permitted herein) from Asset Sales, Sale Leaseback Transactions and Recovery Events;

(iii) made by Borrower or any of its Restricted Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords; or

(iv) made with the Net Cash Proceeds (Not Otherwise Applied) of an issuance after the Closing Date of Capital Stock of Borrower, Holdings or a direct or indirect parent company of Holdings.

“Existing Credit Agreement”: the Credit Agreement dated as of June 29, 2006, as amended, among the Borrower, NMH Holdings, LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the documentation agents and syndication agent referred to therein.

“Existing Notes”: the Borrower’s existing 111/4% Senior Subordinated Notes due 2014 and NMH Holdings, Inc.’s Senior Floating Rate Toggle Notes due 2014.

“Existing Notes Indentures”: the Indenture entered into by the Borrower and certain of its Subsidiaries and the Indenture entered into by NMH Holdings, Inc. in connection with the issuance of the Existing Notes, together with all instruments and other agreements entered into in connection therewith.

“Facility”: each of (a) the Tranche B-1 Term Commitments and the Tranche B-1 Term Loans made thereunder (the “Tranche B-1 Term Facility”), (b) the Amended Revolving Commitments and the extensions of credit made thereunder (the “Amended Revolving Facility”), (c) the Original Revolving Commitments and the extensions of credit made thereunder (the “Original Revolving Facility”) and (d) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: current Sections 1471 through 1474 of the Code (and any successor version that is substantively comparable) and the United States Treasury Regulations or published guidance with respect thereto.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent, from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December, (b) the last day of the Revolving Commitment Period or any earlier date on which the Revolving Commitments are terminated and there is no remaining Revolving Extension of Credit (in the case of fees payable in respect of the Revolving Facility or any Revolving Extension of Credit).

“Financing Transactions”: (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit and (b) the execution, delivery and performance by each Loan Party that is to be a party thereto of the Senior Note Indenture, the issuance of the Senior Notes and the use of the proceeds thereof.

“Flood Determination”: as defined in Section 6.9(b).

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of the definitions of Excess Cash Flow, Cumulative Excess Cash Flow and Section 7.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Restricted Subsidiaries.

“Guarantee and Security Agreement”: the Guarantee and Security Agreement to be entered into by the Borrower, the Guarantors and the Administrative Agent, substantially in the form of Exhibit B to the Original Credit Agreement.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counter indemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors. “Holdings” as defined in the preamble hereto.

“Holdings”: as defined in the preamble hereto.

“Incremental Amendment”: as defined in Section 2.25.

“Incremental Facility Closing Date”: as defined in Section 2.25.

“Incremental Term Loans”: as defined in Section 2.25.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal portion of all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person issued to parties other than Holdings or its Subsidiaries, if the scheduled redemption date is prior to the scheduled maturity date of the Tranche B-1 Term Loans, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Earnout Obligations; and (k) for the purposes of Section 8(e) only, the amount of all obligations of such Person in respect of Swap Agreements (determined, for this purpose, in respect of any Swap Agreement, based on the maximum aggregate amount, giving effect to any netting agreements, that such Person would be required to pay if such Swap Agreement were terminated at the time); provided that (i) the amount of Indebtedness which is limited or non-recourse to such Person or for which recourse is limited to an identified asset shall be equal to the lesser of (1) the amount of such Indebtedness and (2) the fair market value of such asset as at the date of determination, (ii) amounts which are reserved by such Person for payment of insurance premiums due within twelve months of such date shall not constitute Indebtedness and (iii) Indebtedness shall not include obligations with respect to deferred compensation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Mortgaged Properties”: the real properties identified as Initial Mortgaged Properties on Schedule 4.8.

“Initial Public Offering”: the initial public offering of the common stock of the Borrower or Holdings.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Institutional L/C Collateral Account”: a blocked account maintained at the Issuing Lender of Institutional Letters of Credit under its sole dominion and control that has been funded with the proceeds of cash from the Borrower.

“Institutional L/C Collateral Account Agreement”: an agreement among, and in form and substance satisfactory to, the Issuing Lender of Institutional Letters of Credit, the Administrative Agent and Borrower, which shall provide for, among other things, the administration of the Institutional L/C Collateral Account and the granting and perfection of the Issuing Lender’s Lien on the Institutional L/C Collateral Account, the amounts therein, and the proceeds and products thereof.

“Institutional L/C Disbursement”: any payment made by an Issuing Lender pursuant to an Institutional Letter of Credit.

“Institutional L/C Exposure”: at any time an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Institutional Letters of Credit and (b) the aggregate amount of Institutional L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“Institutional L/C Period”: the period from the Closing Date to the Tranche B-1 Maturity Date.

“Institutional Letters of Credit”: at any time, Letters of Credit designated as Institutional Letters of Credit in an amount equal to the lesser of (a) 95.2381% of the amount of funds deposited in the Institutional L/C Collateral Account at such time and (b) the aggregate then undrawn and unexpired amount of such then outstanding Letters of Credit at such time. Letters of Credit will from time to time be deemed to be Institutional Letters of Credit or Revolving Letters of Credit in accordance with Section 3.1(c).

“Institutional Letter of Credit Fee Letter”: the fee letter dated February 9, 2011, among the Borrower and UBS AG, Stamford Branch, as the issuing lender for the Institutional Letters of Credit.

“Insurance Subsidiary”: any Subsidiary of the Borrower engaged solely in the general liability, professional liability, health and benefits and workers compensation and such other insurance business as may be approved by the Administrative Agent in its reasonable discretion, for the underwriting of insurance policies for the Borrower and its Subsidiaries and the respective employees, officers or directors thereof. Notwithstanding anything else herein to the contrary, no Insurance Subsidiary shall be required to become a Subsidiary Guarantor hereunder.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche B-1 Term Loans, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: UBS AG, Stamford Branch, or any affiliate thereof or, in the case of a Revolving Letter of Credit, any other Lender approved by the Administrative Agent.

“Joint Bookrunners”: UBS Securities LLC, Barclays Bank PLC, and Jefferies Finance LLC.

“Joint Lead Arrangers”: UBS Securities LLC, Barclays Bank PLC, Jefferies Finance LLC and GE Capital Markets, Inc.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender, any Conduit Lender and any Issuing Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidating Subsidiary”: any Subsidiary identified on Schedule 1.1B, provided, however, any such Subsidiary that is not liquidated or dissolved within 120 days after the Closing Date will cease to constitute a “Liquidating Subsidiary”, will become a Subsidiary Guarantor and Section 6.9 shall apply to such Subsidiary.

“Loan”: any loan made by any Lender pursuant to this Agreement; provided that for the avoidance of doubt, the Tranche B-1 Term Loans, the Original Revolving Loans, the Amended Revolving Loans and the Swingline Loans shall all constitute “Loans” for the purposes of the Loan Documents.

“Loan Documents”: this Agreement, the Security Documents, the Notes, except for purposes of Section 10.1, the Institutional L/C Collateral Account Agreement and Institutional Letter of Credit Fee Letter and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Offer”: as defined in Section 10.1.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: (a) with respect to the Tranche B-1 Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B-1 Term Loans, (b) with respect to the Revolving Facility, the holders of more than 50% of the Total Revolving Commitments (or, if the Revolving Commitments have terminated, the holders of more than 50% of the Total Revolving Extensions of Credit); (c) with respect to the Incremental Term Loans, the holders of more than 50% of the aggregate unpaid principal amount of the Incremental Term Loans; (d) with respect to the Amended Revolving Facility, the holders of more than 50% of the Total Amended Revolving Commitments (or, if the Amended Revolving Commitments have terminated, the holders of more than 50% of the Total Amended Revolving Extensions of Credit); and (e) with respect to the Original Revolving Facility, the holders of more than 50% of the Total Original Revolving Commitments (or, if the Original Revolving Commitments have terminated, the holders of more than 50% of the Total Original Revolving Extensions of Credit); provided that the Tranche B-1 Term Loans, the Incremental Term Loans, the Revolving Commitments and the Revolving Extensions of Credit of any Defaulting Lender shall be excluded for the purposes of making a determination of Majority Facility Lenders.

“Managed Care Plans”: all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Management Agreement”: the management agreement dated June 29, 2006, between the Sponsor and the Borrower, as amended, modified, supplemented or replaced.

“Management Fees”: as defined in Section 7.10.

“Management Stockholders”: the members of management of the Borrower or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its material payment obligations under the Loan Documents to which it is a party or (c) the validity or enforceability of this Agreement, the Notes, Section 2 of the Guarantee and Security Agreement, or, taken as a whole, any of the other Loan Documents, or the rights or remedies of the Administrative Agent or the Lenders under this Agreement, the Notes or, taken as whole, the other Loan Documents.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgage Facility”: any facility entered into by the Borrower or any Subsidiary the proceeds of which are secured by the Mortgage Facility Properties.

“Mortgage Facility Properties”: the real properties identified on Schedule 1.1C.

“Mortgaged Properties”: the real properties and leasehold interests, if any, of any Loan Party as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: all fee mortgages, leasehold mortgages, if any, mortgage deeds, deeds of trust, deeds to secure debt, and other similar instruments, executed or to be executed by any Loan Party (i) which provide the Administrative Agent, for the benefit of the Lenders, a Lien on the Initial Mortgaged Properties and (ii) pursuant to Section 6.9(b), as amended, restated, modified, extended or supplemented from time to time.

“Multiemployer Plan”: a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, Sale Leaseback Transaction or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including, without limitation, principal, interest, premium and penalties, if any) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Sale Leaseback Transaction or Recovery Event (other than any Lien pursuant to a Security Document) and other related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and net of (i) any reasonable reserves established in connection therewith, (ii) reasonable holdbacks and (iii) reasonable indemnity obligations relating thereto, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other related fees and expenses actually incurred in connection therewith.

“Non-Debt Fund Affiliate”: an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Borrower Party.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-Profit Entities”: each of REM New Jersey Properties Inc., a New Jersey corporation, Network Angels, Inc., a Massachusetts not for profit entity, The Mentor Network Charitable Foundation, a Massachusetts not for profit entity, and any entity duly acquired or formed and organized by Holdings or any Subsidiary as a not-for-profit entity under applicable state law in furtherance of the business needs of Holdings and its Subsidiaries.

“Non-U.S. Lender”: as defined in Section 2.19(d).

“Non-Wholly-Owned Subsidiary”: any Domestic Subsidiary (other than a Non-Profit Entity or an Insurance Subsidiary) that is not a Wholly-Owned Subsidiary.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Not Otherwise Applied”: with reference to any amount of Net Cash Proceeds of any transaction or event or of Cumulative Excess Cash Flow (or any component thereof), that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11, and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been or concurrently will be) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Cash Management Obligations, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any agreement governing Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Original Credit Agreement”: as defined in the Amendment Agreement.

“Original Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Original Revolving Loans and participate or be assigned interests in Swingline Loans and Letters of Credit (in each case, whether or not such Loans or Letters of Credit are actually made, issued or drawn) in an aggregate principal and/or face amount equal to the Revolving Commitment under and as defined in the Original Credit Agreement (A) immediately prior to the occurrence of the Amendment and Restatement Effective Date of such Lender, to the extent such Lender has not submitted a Consent pursuant to the Amendment Agreement or (B) in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Original Revolving Commitments as of the Amendment and Restatement Effective Date is $0.

“Original Revolving L/C Exposure”: at any time, an amount equal to the sum, to the extent covered by Original Revolving L/C Participations, of (a) the aggregate undrawn and unexpired amount of the then outstanding Revolving Letters of Credit and (b) the aggregate amount of Revolving L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“Original Revolving Extensions of Credit”: as to any Original Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Original Revolving Loans held by such Lender then outstanding, (b) such Lender’s Original Revolving Percentage of the Original Revolving L/C Exposure at such time and (c) such Lender’s Original Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Original Revolving Facility”: as set forth in the definition of “Facility”.

“Original Revolving Lender”: each Lender that has an Original Revolving Commitment or that holds Original Revolving Extensions of Credit.

“Original Revolving Loans”: as defined in Section 2.4.

“Original Revolving Percentage”: as to any Original Revolving Lender at any time, the percentage which such Lender’s Original Revolving Commitment then constitutes of the Total Original Revolving Commitments or, at any time after the Original Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Original Revolving Loans then outstanding constitutes of the aggregate principal amount of the Original Revolving Loans then outstanding, provided that, in the event that the Original Revolving Loans are paid in full prior to the reduction to zero of the Total Original Revolving Extensions of Credit, the Original Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Original Revolving Extensions of Credit shall be held by the Original Revolving Lenders on a comparable basis.

“Original Swingline Exposure”: an obligation to make an Original Revolving Loan pursuant to Section 2.7(b).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including any interest, additions to tax or penalties applicable thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: an Acquisition by the Borrower or a Subsidiary, subject to the fulfillment of the following conditions:

(a) all entities in which the Borrower shall own, directly or indirectly, any Investment as a result of such Acquisition shall, as a result of such Acquisition, become Subsidiary Guarantors, except to the extent that the portion of the fair market value of the consideration for such Acquisition that is attributable to Investments in such entities (whether or not such entities become Subsidiaries) that do not become Subsidiary Guarantors as a result of such Acquisition is treated, at the time of such Acquisition, as Investments in such entities made pursuant to Section 7.8 and are permitted to be made thereunder at such time other than pursuant to clause (g) thereof (it being understood that the foregoing is intended to allow a Foreign Subsidiary, Non-WhollyOwned Subsidiary, Non-Profit Entity or Insurance Subsidiary, in each case that becomes a Subsidiary as a result of such Acquisition, to not become a Subsidiary Guarantor as otherwise required by this clause, if the conditions of this clause are satisfied);

(b) the Acquisition must not be of a hostile nature, the Target must be engaged primarily in a business that complies with Section 7.16 and if Target or any of its Subsidiaries operate outside of the United States, after giving effect to such acquisition, the consolidated assets of the Borrower and the Restricted Subsidiaries located outside the United States shall not exceed 5% of the total consolidated assets of the Borrower and the Restricted Subsidiaries;

(c) no Event of Default shall have occurred and be continuing or would result from such Acquisition;

(d) without limiting the generality of the foregoing, after giving effect to such Acquisition (including any Indebtedness resulting therefrom or incurred in connection therewith), the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such Acquisition for which financial statements have been delivered pursuant to Section 6.1 (calculated as though all Indebtedness resulting from or incurred in connection with such Permitted Acquisition had been incurred at the beginning of the relevant four quarter period, in the case of Section 7.1(b)) and, unless such Acquisition involves total consideration (including Indebtedness resulting therefrom pursuant to Section 7.2(g)) of $20,000,000 or less, prior to the closing of such Acquisition, the Borrower shall provide to the Administrative Agent a certificate signed by a Responsible Officer demonstrating such compliance in reasonable detail; and

(e) after giving effect to such Acquisition, the Available Revolving Commitment plus the amount of unrestricted cash and Cash Equivalents then owned by Borrower and its Restricted Subsidiaries shall not be less than $20,000,000.

“Permitted Acquisition Debt”: Indebtedness incurred in reliance upon clause (r) of Section 7.2.

“Permitted Additional Subordinated Debt”: Indebtedness incurred in reliance upon clause (s) of Section 7.2.

“Permitted Amendments”: as defined in Section 10.1.

“Permitted Capital Stock”: (a) common stock of Holdings and (b) any preferred stock of Holdings (or any equity security of Holdings that is convertible into or exchangeable for any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Closing Date (other than as a result of a change of control or similar event that, in each case, is no less favorable to the Loan Parties and the Lenders than the change of control event applicable to the Senior Notes), (iv) do not require the cash payment of dividends or interest, (v) do not contain any financial maintenance covenants, and (vi) to the extent any such preferred stock or equity security does not otherwise comply with clauses (b)(i) through (iv) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Administrative Agent.

“Permitted Disposition”: (i) any sale or discount of past due isolated accounts receivable in the ordinary course of business; (ii) (x) any lease as lessor (under a short term lease) or license as licensor of isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business and (y) any grant of options to purchase, lease or acquire isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business; (iii) any sale or exchange of isolated specific items of equipment, so long as the purpose of each sale or exchange is to acquire (and results within 360 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of the Borrower and its Restricted Subsidiaries, the functional equivalent of the item of equipment so sold or exchanged and provided Administrative Agent has at all times after such acquisition a perfected Lien in the replacement property with the same priority or better than the equipment being sold or exchanged; and (iv) any Permitted SRS Distribution.

“Permitted Holders”: each of (i) the Sponsor and (ii) the Management Stockholders; provided that if the Management Stockholders own, directly or indirectly, beneficially or of record more than 10% of the outstanding voting Capital Stock of Holdings (or, after any Initial Public Offering, of the Borrower) in the aggregate, the Management Stockholders shall be treated as Permitted Holders of only 10% of the outstanding voting Capital Stock of Holdings (or, after any Initial Public Offering, of the Borrower) at such time.

“Permitted Liens”: Liens permitted by Section 7.3.

“Permitted Refinancing Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend or renew existing Indebtedness (“Refinanced Indebtedness”); provided, that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending or renewing Indebtedness is not greater than the sum of (i) the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus (ii) an amount equal to unpaid accrued interest and premium thereon and fees and expenses reasonably incurred in connection with such refinancing, refunding, extension or renewal, plus (iii) if the Refinanced Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments, but only to the extent that Indebtedness could be incurred thereunder at the time in compliance with the terms thereof and of this Agreement, plus (iv) an amount equal to any other permitted available basket, (b) such refinancing, refunding, extending or renewing Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the remaining weighted average life of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any guarantees thereof are subordinated to the Obligations (other than the Specified Swap Agreements and Cash Management Obligations), such refinancing, refunding, extending or renewing Indebtedness and any guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending or renewing are the only obligors on such refinancing, refunding, extending or renewing Indebtedness (except in connection with an acquisition) and (e) such refinancing, refunding, extending or renewing Indebtedness contains mandatory redemption (or similar provisions), covenants and events of default and is benefited by guarantees, if any, which, taken as a whole, are on market terms (it being understood that Permitted Refinancing Indebtedness incurred under clause (r) or (s) of Section 7.2 must satisfy the requirements set forth therein); provided, further, however, that Permitted Refinancing Indebtedness shall not include (i) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor.

“Permitted SRS Distribution”: an SRS Distribution (i) if the Consolidated Leverage Ratio, determined on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements are available (including any repayment of Indebtedness in connection with such SRS Distribution), shall not exceed 3.0 to 1.0, (ii) if the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, determined on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements are available (including any repayment of Indebtedness in connection with such SRS Distribution), shall not exceed the maximum Consolidated Leverage Ratio or be less than the minimum Consolidated Interest Coverage Ratio, respectively, permitted as of the end of the most recently ended fiscal quarter for which financial statement are available pursuant to Section 7.1, (iii) both before and after giving effect to the SRS Distribution, no Default or Event of Default shall have occurred or be continuing, and (iv) after giving effect to the SRS Distribution, substantially all of the liabilities primarily relating to the Post-Acute Specialty Rehabilitation Services segment or business of the Borrower and its Subsidiaries are assumed by the Person whose equity interests are being distributed (or the Borrower and its Subsidiaries are indemnified for such liabilities).

“Permitted Start-Up Losses”: in respect of any period, any loss for such period directly attributable to the operations of a separately identifiable business unit of a Loan Party or an Acquired Entity or Business which business unit commenced operations or Acquired Entity or Business was acquired within 18 months prior to the last day of such period; provided that the aggregate amount of all such losses (for all such business units) that are treated as Permitted Start-Up Losses for any period of four consecutive fiscal quarters shall not exceed $8,000,000.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Prime Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Pro Forma Adjustments”: (a) to the extent (i) factually supportable and certified by the chief financial officer of the Borrower in detail reasonably acceptable to the Administrative Agent, and (ii) realizable (or a plan for realization has been established) within 180 days after the applicable Acquisition or conversion, cost savings reasonably expected to result from operational efficiencies expected to be created by employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized for such period from all acquisitions of an acquired entity or business or (b) in the case of any Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment pursuant to clause (A) of the last sentence of the definition of Consolidated EBITDA (in lieu of the actual Acquired EBITDA for such Acquired Entity or Business and any adjustments pursuant to clause (a) above), equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Acquisition, as estimated in good faith by the chief financial officer of the Borrower based upon the facts applicable to the Acquired Entity or Business as of the date of such Acquisition (as though such facts applied during the period preceding such date), and set forth in a schedule, in detail reasonably acceptable to the Administrative Agent, identifying the facts (and any relevant assumptions) upon which such estimate is based and the calculation of such estimate, and certified by such chief financial officer to be prepared in good faith; provided, however, that clause (b) above shall not apply for any Acquisition involving an Acquired Entity or Business with Acquired EBITDA that would exceed $4,000,000 for a period of four consecutive fiscal quarters.

“Pro Forma Financial Statements”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Purchasing Borrower Party”: the Borrower or any Subsidiary of the Borrower that becomes an Assignees or Participant pursuant to Section 10.6(g).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, in excess of $5,000,000 in the aggregate for all such amounts in any fiscal year.

“Register”: as defined in Section 10.6(b).

“Regulation S-X”: Regulation S-X under the Securities Exchange Act of 1934.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under any Letter of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Tranche B-1 Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale, Sale Leaseback Transaction or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that (a) in connection with a Reinvestment Event constituting an Asset Sale, no Event of Default has occurred and is continuing and (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Sale Leaseback Transaction or Recovery Event to acquire or repair assets useful in its business or in connection with a Permitted Acquisition or Capital Expenditure; provided, however, that to the extent that any such Net Cash Proceeds are received in respect of assets constituting Collateral, such Net Cash Proceeds shall be used to acquire or repair assets that constitute Collateral or to make a Permitted Acquisition of assets that become Collateral.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets to be used in the Borrower’s or any Subsidiary’s business or in connection with a Permitted Acquisition or Capital Expenditure.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets to be used and useful in the Borrower’s or any Subsidiary’s business or make Permitted Acquisitions, Investments permitted hereunder or Capital Expenditures with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Repricing Transaction”: means (a) the incurrence by the Borrower of any Indebtedness that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided in this Agreement (i) the proceeds of which are used for the primary purpose of prepaying, repaying or replacing all or a portion of the Tranche B-1 Term Loans and (ii) having or resulting in an All-In Yield less than the All-In Yield of the Tranche B-1 Term Loans being prepaid or repaid or (b) any amendment to the Tranche B-1 Term Loans the primary purpose of which is to reduce the All-In Yield of all or a portion of the Tranche B-1 Term Loans; provided that a Repricing Transaction shall not include any such prepayment, repayment, replacement or amendment made in connection with a Change of Control or, to the extent not permitted hereunder, any acquisitions.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B-1 Term Loans and Incremental Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer or the senior vice president of finance of Holdings or the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or senior vice president of finance of Holdings or the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, its Amended Revolving Commitment or its Original Revolving Commitment. The amount of the Total Revolving Commitments as of the Amendment and Restatement Effective Date is $75,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Revolving L/C Exposure at such time and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the collective reference to the Amended Revolving Facility and the Original Revolving Facility.

“Revolving L/C Commitment”: $25,000,000.

“Revolving L/C Disbursement”: any payment made by an Issuing Lender pursuant to a Revolving Letter of Credit.

“Revolving L/C Exposure”: the collective reference to Amended Revolving L/C Exposure and Original Revolving L/C Exposure.

“Revolving L/C Participants”: in respect of any Revolving Letter of Credit, the collective reference to all the Revolving Lenders other than the Issuing Lender (in its capacity as such) in respect of such Revolving Letter of Credit.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Extensions of Credit.

“Revolving Letter of Credit”: at any time, any Letter of Credit that is not an Institutional Letter of Credit.

“Revolving Loans”: the collective reference to the Amended Revolving Loans and the Original Revolving Loans.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: February 9, 2016.

“S&P”: as set forth in the definition of “Cash Equivalents”.

“Sale Leaseback Transaction”: as defined in Section 7.11.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Notes”: the $250,000,000 aggregate principal amount of senior notes of the Borrower issued on the Closing Date pursuant to the Senior Note Indenture.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Sold Entity or Business”: as set forth in the definition of the term “Consolidated EBITDA”.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Note Indenture.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof (or was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into).

“Sponsor”: Vestar Capital Partners V, L.P. and its Affiliates.

“SRS Distribution”: one or more dividends or distributions to the equity holders of Holdings by the Borrower and Holdings (and any of its Subsidiaries) of equity interests in or assets of one or more Subsidiaries of Holdings substantially all of whose assets are comprised of assets of the Post-Acute Specialty Rehabilitation Services segment or business of the Borrower and its Subsidiaries.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding anything else herein to the contrary, the definition of Subsidiary shall not include Non-Profit Entities.

“Subsidiary Guarantor”: each direct or indirect Restricted Subsidiary of the Borrower other than any Foreign Subsidiary or Domestic Subsidiary of a Foreign Subsidiary or any Domestic Subsidiary whose assets primarily consist of the stock of Foreign Subsidiaries, Non-Wholly-Owned Subsidiary, Non-Profit Entity, Insurance Subsidiary or Liquidating Subsidiary (unless any such Subsidiary actually complies with all applicable provisions of the Loan Documents, including Section 6.9, that are applicable to Subsidiary Guarantors) or any Unrestricted Subsidiary.

“Successful Debt Tender”: a Debt Tender that results in the tender and purchase of, and receipt of consents in respect of, an aggregate amount of Existing Notes necessary to modify the Existing Notes Indentures to remove certain restrictive provisions thereof.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Exposure”: the collective reference to Amended Swingline Exposure and Original Swingline Exposure.

“Swingline Lender”: UBS Loan Finance LLC, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount” as defined in Section 2.7(c).

“Syndication Agent”: UBS Securities LLC, in its capacity as Syndication Agent hereunder.

“Target”: any Person or any division or line of business of a Person, more than 80% of the outstanding Capital Stock or all or substantially all of the assets (or any substantial part for which financial statements or other customary financial information is available) of which (together with any existing owned interests or assets), are proposed to be acquired by the Borrower or any of the Restricted Subsidiaries in connection with a Permitted Acquisition.

“Term Loans”: the Incremental Term Loans, the Tranche B-1 Term Loans and the Tranche B Term Loans.

“Third Party Payor Programs”: all third party payor programs in which the Borrower and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Total Amended Revolving Commitments”: at any time, the aggregate amount of the Amended Revolving Commitments of the Lenders then in effect.

“Total Amended Revolving Extensions of Credit”: at any time, the aggregate amount of the Amended Revolving Extensions of Credit of the Amended Revolving Lenders outstanding at such time.

“Total Assets”: at any date, the total amount of assets of the Borrower and its consolidated subsidiaries as of the end of the month immediately preceding such date.

“Total Original Revolving Commitments”: at any time, the aggregate amount of the Original Revolving Commitments of the Lenders then in effect.

“Total Original Revolving Extensions of Credit”: at any time, the aggregate amount of the Original Revolving Extensions of Credit of the Original Revolving Lenders outstanding at such time.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments of the Lenders then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Term Commitment”: as set forth in the Original Credit Agreement.

“Tranche B Term Loan”: as set forth in the Original Credit Agreement.

“Tranche B-1 Maturity Date”: February 9, 2017.

“Tranche B-1 Term Commitment”: as set forth in the Amendment Agreement.

“Tranche B-1 Term Facility”: as set forth in the definition of “Facility”.

“Tranche B-1 Term Lender”: each Lender that has a Tranche B-1 Term Commitment or holds a Tranche B-1 Term Loan.

“Tranche B-1 Term Loan”: as set forth in the Amendment Agreement.

“Transaction Bonuses”: any bonuses payable to any officer or employee of Holdings or any of its Subsidiaries (including any Person who becomes an officer or employee of any Group Member in connection with a Permitted Acquisition) in connection with any Permitted Acquisition in an aggregate amount not exceeding $2,000,000 in any four fiscal quarter period most recently ended.

“Transactions”: the payment of the Closing Costs, the Debt Discharge, the Financing Transactions and the other transactions contemplated thereby.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the Closing Date.

“Voting Stock”: of any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Borrower.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the word “knowledge” when used with respect to any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to the Original Credit Agreement as amended and restated by this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loans.

(a) The Tranche B Term Loans were made pursuant to the Tranche B Term Commitments on the Closing Date in an aggregate principal amount of $530,000,000. The Tranche B-1 Term Loans in an aggregate principal amount of $522,050,000 are being made on the Amendment and Restatement Effective Date pursuant to Sections 3(a) and (b) of the Amendment Agreement in order to replace the Tranche B Term Loans in full and for the other uses set forth in Section 4.16.

(b) [Reserved].

(c) Tranche B-1 Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 [Reserved].

2.3 Repayment of Tranche B-1 Term Loans. The Borrower shall repay the Tranche B-1 Term Loans in installments on each March 31, June 30, September 30 and December 31 of each year, commencing with December 31, 2012, and on the Tranche B-1 Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Tranche B-1 Maturity Date, 0.25% of the aggregate principal amount of Tranche B Term Loans made on the Closing Date and (ii) in the case of the installment due on the Tranche B-1 Maturity Date, the entire remaining balance of the Tranche B-1 Term Loans; provided that any such installment may be reduced as a result of a prepayment in accordance with Section 2.17(b).

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Amended Revolving Lender severally agrees to make revolving credit loans (“Amended Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Amended Revolving Percentage of the sum of (i) the Amended Revolving L/C Exposure at such time and (ii) the aggregate principal amount of the Amended Swingline Loans then outstanding, does not exceed the amount of such Lender’s Amended Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Amended Revolving Commitments by borrowing, prepaying the Amended Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Amended Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) Subject to the terms and conditions hereof, each Original Revolving Lender severally agrees to make revolving credit loans (“Original Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Original Revolving Percentage of the sum of (i) the Original Revolving L/C Exposure at such time and (ii) the aggregate principal amount of the Original Swingline Loans then outstanding, does not exceed the amount of such Lender’s Original Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Original Revolving Commitments by borrowing, prepaying the Original Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Original Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(c) Notwithstanding anything else contained in the Loan Documents, except as set forth in Section 2.7(b), the Borrower shall borrow Amended Revolving Loans until the Available Amended Revolving Commitments of all Lenders shall be zero, and may only borrow Original Revolving Loans (in accordance with clause (b) immediately above) to the extent that after giving effect thereto, the Available Amended Revolving Commitments would be zero.

(d) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day (provided that the Borrower shall not borrow in reliance on the Original Revolving Commitments unless after giving effect thereto the Available Amended Revolving Commitments of all Lenders shall be zero), provided that the Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Annex D to the Amendment Agreement (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 10:00 A.M., New York City time, on or prior to the same day as the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 over such amount (or, if the then aggregate Available Revolving Commitments of all Lenders are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Amended Revolving Lender (or, if applicable, Original Revolving Lender) thereof. Each Amended Revolving Lender (or, if applicable, Original Revolving Lender) will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, (x) the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Amended Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans

(“Amended Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Amended Swingline Loan if, after giving effect to the making of such Amended Swingline Loan, the aggregate amount of the Available Amended Revolving Commitments of all Lenders would be less than zero and (y) the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Original Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Original Swingline Loans” and together with the Amended Swingline Loans, the “Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Original Swingline Loan if, after giving effect to the making of such Original Swingline Loan, the aggregate amount of the Available Original Revolving Commitments of all Lenders would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. It is understood and agreed that if at any time following the borrowing of an Original Swingline Loan, if an Amended Swingline Loan could have been made in accordance with the provisions of the first sentence of this Section 2.6(a) in an amount equal to any portion (but not in portions less than $100,000) of such Swingline Loan, then such portion of such Original Swingline Loan shall thereafter be deemed an Amended Swingline Loan.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least ten (10) days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof (provided Borrower shall not request any Original Swingline Loans unless the Available Amended Revolving Commitments of all Lenders would be zero immediately after giving effect to such borrowing). Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 10:00 A.M., New York City time, on any Business Day request each Amended Revolving Lender to make, and each Amended Revolving Lender hereby agrees to make, an Amended Revolving Loan, in an amount equal to such Amended Revolving Lender’s Amended Revolving Percentage of the aggregate amount of the Amended Swingline Loans (the “Refunded Amended Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Amended Revolving Lender shall make the amount of such Amended Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, upon receipt of notice as provided above. The proceeds of such Amended Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Amended Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent, if any (up to the amount available in each such account), in order to immediately pay the amount of such Refunded Amended Swingline Loans to the extent amounts received from the Amended Revolving Lenders are not sufficient to repay in full such Refunded Amended Swingline Loans, on a weekly basis or as otherwise determined by the Administrative Agent. The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 10:00 A.M., New York City time, on any Business Day request each Original Revolving Lender to make, and each Original Revolving Lender hereby agrees to make, an Original Revolving Loan, in an amount equal to such Revolving Lender’s Original Revolving Percentage of the aggregate amount of the Original Swingline Loans (the “Refunded Original Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Original Revolving Lender shall make the amount of such Original Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, upon receipt of notice as provided above. The proceeds of such Original Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Original Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent, if any (up to the amount available in each such account), in order to immediately pay the amount of such Refunded Original Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Original Swingline Loans, on a weekly basis or as otherwise determined by the Administrative Agent.

(c) If prior to the time an Amended Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Amended Revolving Loans may not be made as contemplated by Section 2.7(b), each Amended Revolving Lender shall, on the date such Amended Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Amended Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Amended Participation Amount”) equal to (i) such Amended Revolving Lender’s Amended Revolving Percentage times (ii) the sum of the aggregate principal amount of Amended Swingline Loans then outstanding that were to have been repaid with such Amended Revolving Loans. If prior to the time an Original Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Original Revolving Loans may not be made as contemplated by Section 2.7(b), each Original Revolving Lender shall, on the date such Original Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Original Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Original Participation Amount” and together with the Swingline Amended Participation Amount, the “Swingline Participation Amount”)) equal to (i) such Revolving Lender’s Original Revolving Percentage times (ii) the sum of the aggregate principal amount of Original Swingline Loans then outstanding that were to have been repaid with such Original Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that a Revolving Lender shall not be required to make a Loan referred to in Section 2.7(b) or to purchase a participation in a Swingline Loan pursuant to Section 2.7(c) if (x) a Default shall have occurred and was continuing at the time such Swingline Loan was made and (y) such Revolving Lender shall have notified the Swingline Lender in writing, not less than one Business Day before such Swingline Loan was made, that such Default has occurred and that such Revolving Lender will not refund or participate in any Swingline Loans made while such Default exists.

2.8 Commitment Fees, Etc. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender; provided, however, solely for purposes of this calculation, an amount equal to such Lender’s Revolving Percentage of the Swingline Loans then outstanding shall not be deemed to reduce such Lender’s Available Revolving Commitment) during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date.

2.9 Termination or Reduction of Commitments.

(a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which may be conditional), to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or such lesser amount as may equal (x) in the case of a reduction of the Original Revolving Commitments, the remaining amount of the Original Revolving Commitments or (y) in the case of a reduction of the Amended Revolving Commitments, the remaining amount of the Amended Revolving Commitments), and in each case shall reduce permanently the Amended Revolving Commitments or the Original Revolving Commitments, as applicable.

(b) [Reserved]

(c) The Tranche B-1 Term Commitments shall terminate upon the exchange or funding thereof on the Amendment and Restatement Effective Date. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date.

2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon notice (which may be conditional) delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20; provided further that the Borrower shall not prepay any Amended Revolving Loans or Amended Swingline Loans while Original Revolving Loans or Original Swingline Loans are outstanding; provided further that the foregoing shall not mean that the Original Revolving Loans shall be repaid first when any Revolving Loans are due for any reason hereunder. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche B-1 Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11 Mandatory Prepayments.

(a) If Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness incurred in accordance with Section 7.2) an amount equal to 100% of the Net Cash Proceeds thereof shall be applied as soon as practicable but in any event within five Business Days after such issuance or incurrence toward the prepayment of the Tranche B-1 Term Loans as set forth in Section 2.11(d).

(b) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale, Sale Leaseback Transaction or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied as soon as practicable but in any event within ten days after the date of receipt thereof toward the prepayment of the Tranche B-1 Term Loans as set forth in Section 2.11(d); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche B-1 Term Loans as set forth in Section 2.11(d).

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending September 30, 2011, there shall be Excess Cash Flow; provided that for the fiscal year of the Borrower ending on September 30, 2011, Excess Cash Flow shall only be calculated from the period beginning April 1, 2011 and ending September 30, 2011, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate principal amount of all prepayments of Revolving Loans and Swingline Loans made during such fiscal year to the extent accompanying permitted optional reductions of the Revolving Commitments and the aggregate amount of cash used for all optional prepayments of Term Loans (for the avoidance of doubt, not including any cash used to prepay Tranche B Term Loans on the Amendment and Restatement Effective Date) made during such fiscal year, toward the prepayment of the Term Loans as set forth in Section 2.11(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) The application of any prepayment of Tranche B-1 Term Loans pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans; provided that, if such application would be inconsistent with Section 2.17 (b), then Section 2.17(b) shall apply. Each prepayment of Tranche B-1 Term Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and by any amounts payable pursuant to Section 2.20.

2.12 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan in excess of one month when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan in excess of one month under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further. that (i) if the Borrower shall fail to give any required notice as described above in this paragraph or (ii) if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan, including any Swingline Loan, shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations in respect of a (A) Revolving L/C Disbursement to the extent covered by Amended L/C Participations, the rate applicable to ABR Loans under the Amended Revolving Facility plus 2% and (B) Revolving L/C Disbursement to the extent covered by Original L/C Participations, the rate applicable to ABR Loans under the Original Revolving Facility plus 2%, or (z) in the case of Reimbursement Obligations in respect of an Institutional L/C Disbursement, the rate applicable to ABR Loans under the Tranche B-1 Term Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Amended Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Amended Revolving Commitments or Original Revolving Commitments of the Lenders shall be made pro rata according to the respective Tranche B-1 Term Commitments, Amended Revolving Commitments or Original Revolving Commitments, as the case may be, of the relevant Lenders; provided that the borrowings from the Revolving Commitments will be made in the order specified in Section 2.4 and the first proviso in Section 2.5. Each payment by the Borrower on account of commitment fees hereunder shall be made pro rata according to the respective Revolving Commitments of the relevant Lenders.

(b) Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche B-1 Term Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Tranche B-1 Term Loans then held by the Tranche B-1 Term Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Tranche B-1 Term Loans then due to the Tranche B-1 Term Lenders. The amount of each principal prepayment of the Tranche B-1 Term Loans shall be applied to reduce the then remaining installments of the Tranche B-1 Term Loans as directed by the Borrower by notice to the Administrative Agent. Amounts prepaid on account of the Tranche B-1 Term Loans may not be reborrowed.

(c) Except as otherwise provided herein and subject to the second and third provisos of Section 2.10, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Amended Revolving Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Amended Revolving Loans then held by the Revolving Lenders and pro rata according to the respective outstanding principal amounts of the Original Revolving Loans then held by the Original Revolving Lenders (provided that, as set forth in Section 2.10, no Amended Revolving Loans may be prepaid while any Original Revolving Loans are outstanding (except that during the existence of an Event of Default, all optional prepayments of the Original Revolving Loans and the Amended Revolving Loans shall be made on a pro rata basis), and (ii) in the case of interest, (A) pro rata according to the respective amounts of accrued and unpaid interest on the Amended Revolving Loans then due to the Amended Revolving Lenders and (B) pro rata according to the respective amounts of accrued and unpaid interest on the Original Revolving Loans then due to the Original Revolving Lenders.

(d) The allocation of Amended Revolving L/C Participations and Original Revolving L/C Participations among the Revolving Lenders and Amended Revolving Swingline Loans and Original Revolving Swingline Loans among the Revolving Lenders as set forth in Sections 3.4 and 2.6, respectively, shall not be changed without the consent of the Majority Facility Lenders of the Amended Revolving Facility.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders (or, in the case of amounts payable to them, to the Swingline Lender or Issuing Lender, or, in the case of amounts payable to it, retained by the Administrative Agent) promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18 Requirements of Law

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i) shall legally impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly and in any event within five Business Days pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material and to the extent reasonably determined such increase in capital to be allocable to the existence of such Lender’s Commitments or participations in Letters of Credit hereunder, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.

(d) This Section shall not apply to taxes, which shall be governed by Section 2.19.

2.19 Taxes.

(a) Unless required by a Requirement of Law, all payments made by any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including any interest, additions to tax or penalties applicable thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal lending office is located, or in the case of any Lender, in which its applicable lending office is located and (ii) any branch profits taxes imposed by the United States of America under Section 884 (a) of the Code or any similar taxes, imposed by any jurisdiction described in (i). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required by law to be withheld by an applicable withholding agent from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased by the applicable Loan Party to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable under the applicable Loan Document at the rates or in the amounts specified therein, provided, however, that a Loan Party shall not be required to increase any such amounts payable to any recipient with respect to any Non-Excluded Taxes (i) that are attributable to such recipient’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section, (ii) that are United States federal withholding tax imposed on amounts payable to such recipient pursuant to any Requirement of Law in effect at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient or its assignor (if any) was entitled, at the time of designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph, or (iii) that are United States federal withholding taxes that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA. Nothing contained in this Section 2.19(a) shall require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Loan Parties showing payment thereof. If any Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, additions to tax and penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two original copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8EXP, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certificate substantially in the form of Exhibit C to the Original Credit Agreement (a “Non-Bank Tax Certificate”) and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all applicable payments by the Borrower under this Agreement and the other Loan Documents. Any Non-U.S. Lender that is a partnership for U.S. federal income tax purposes or otherwise not the beneficial owner (i.e., who has sold a participation) shall deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W8IMY, together with the applicable Form W-8, Form W-9 and other required attachments, and, in the case of any beneficial owner claiming the “portfolio interest” exemption, a Non-Bank Tax Certificate” (provided that, in the case of a Non-U.S. Lender that is a partnership, any Non-Bank Tax Certificate may be provided by the Non-U.S. Lender on behalf of the beneficial owner(s)). Any forms described above shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction and shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of any withholding tax other than U.S. federal withholding tax, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed on such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority but only if such repayment is required because the initial refund was permitted in error. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Party or any other Person.

(g) At the times specified in Section 2.19(d),, each Lender (or Transferee) that is a “U.S. Person” within the meaning of Section 7701(a)(30) of the Code shall deliver two properly completed and duly signed original copies of IRS Form W-9 or any successor form that such Lender is entitled to provide at such time, in order to qualify for an exemption from United States backup withholding requirements. If such Lender fails to deliver such forms, then the Administrative Agent may, notwithstanding Section 2.19(a), deduct and withhold from any applicable payment to such Lender or Transferee an amount equivalent to the applicable backup withholding tax imposed by the Code.

(h) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.19, include any Swingline Lender, any Conduit Lender and any Issuing Lender.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender which is submitted within 180 days of the incurrence of any loss or expense covered by this Section with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or designate another lending office for any Loans affected by such event with the object of eliminating or reducing amounts payable pursuant to Section 2.18 or 2.19(a); provided that the making of such filing or such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (except to a de minimis extent), and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders.

(a) The Borrower shall be permitted to replace any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (B) defaults in its obligation to make Loans hereunder, or is otherwise a Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 that has or will eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (whether or not then due), (iv) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated (and thereafter, to the extent related to such earlier time), the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) in connection with the replacement of a Lender pursuant to clause (A) above, such replacement results in a reduction of the amounts owing pursuant to Section 2.18 or 2.19(a).

(b) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request the Administrative Agent, or a Person or Persons reasonably acceptable to the Administrative Agent, to the extent the Administrative Agent’s consent would otherwise be required in connection with an assignment of such Loans, shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to the Administrative Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption. Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.20 and the Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment. If any Non-Consenting Lender’s Tranche B-1 Term Loans are being purchased and the Proposed Change included a Repricing Transaction for which the prepayment premium had been waived, such Non-Consenting Lender shall receive the prepayment premium on such Tranche B-1 Term Loans upon the consummation of such purchase from the Borrower or the assignee of such Tranche B-1 Term Loans upon the consummation of such purchase that such Non-Consenting Lender would have received under Section 2.24 if such prepayment premium had not been so waived.

2.23 Limitation on Additional Amounts, Etc. Notwithstanding anything to the contrary contained in Sections 2.18 and 2.19 of this Agreement, unless the Administrative Agent or a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Loan Parties pursuant to Sections 2.18 and 2.19, as the case may be, to the extent the costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Sections 2.18 and 2.19, as the case may be. This Section 2.23 shall have no applicability to any Section of this Agreement other than Sections 2.18 and 2.19.

2.24 Repricing Transaction. In the event that, prior to the first anniversary of the Amendment and Restatement Effective Date, the Borrower (x) makes any prepayment of Tranche B-1 Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Tranche B-1 Term Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Tranche B-1 Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Tranche B-1 Term Loans with respect to which the All-in Yield thereof is being reduced pursuant to such amendment, in each case on the date of consummation of such prepayment or amendment, as the case may be.

2.25 Incremental Credit Extensions. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”), (b) one or more increases in the amount of the Amended Revolving Commitments (each such increase, an “Amended Revolving Commitment Increase” together with any Incremental Term Loans, referred to herein as a “Credit Increase”); provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) the Consolidated Leverage Ratio, determined on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements are available (but based on Consolidated Total Debt at the time of and after giving effect to such Credit Increase) shall not exceed 6.00 to 1.00 (or, if less, the maximum Consolidated Leverage Ratio permitted as of the end of the most recently ended fiscal quarter pursuant to Section 7.1(a)). Each Credit Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 on no more than two occasions if such amount is not less than $10,000,000 on each such occasion, and such amount may be a lesser amount if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Credit Increases shall not exceed $125,000,000. The Incremental Term Loans (A) shall rank pari passu in right of payment and of security with the other Facilities, (B) shall not mature earlier than the Tranche B-1 Maturity Date and shall have a weighted average life to maturity (pursuant to such amortization schedules as may be determined by the Borrower and the lenders thereof) that is no shorter than the then-remaining weighted average life to maturity of the Tranche B-1

Term Loans (as the aggregate amount thereof may have been reduced and as the scheduled amortization thereof may have been modified as of such date), (C) except as set forth above or in the applicable Incremental Amendment, shall be treated substantially the same as the Tranche B-1 Term Loans (in each case, including with respect to mandatory and voluntary prepayments), and (D) will accrue interest at rates determined by the Borrower and the lenders providing such Incremental Term Loans, which rates may be higher or lower than the rates applicable to the Tranche B-1 Term Loans, provided that if the initial yield on such Incremental Term Loans (as determined by the Administrative Agent to be equal to the sum of (1) the initial margin above the Eurodollar Rate on such Incremental Term Loans rate and (2) if such Incremental Term Loans are initially made at a discount or all the Lenders making the same receive a fee (other than any customary arrangement, underwriting, structuring, syndication or similar fee but not any upfront fee paid to Lenders in their capacities as lenders) directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “Incremental OID”), the amount of such Incremental OID divided by the average life to maturity of such Incremental Term Loans) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the sum of (x) the Applicable Margin then in effect for Tranche B-1 Term Loans that are Eurodollar Loans and (y) if all Tranche B-1 Term Lenders received upfront or similar fees directly or indirectly from Holdings, the Borrower or any Subsidiary for making the Tranche B-1 Term Loans (the amount of such fees, expressed as a percentage of the sum of the original aggregate amount of the Tranche B-1 Term Loans, being referred to herein as “Initial OID”), the amount of such Initial OID divided by the average life to maturity of the Tranche B-1 Term Loans as of the Closing Date, then the Applicable Margin then in effect for Tranche B-1 Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loans. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Credit Increases. Incremental Term Loans may be made, and Amended Revolving Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent and, in the case of an Amended Revolving Commitment Increase, each Issuing Lender shall have consented (not to be unreasonably withheld) to such Additional Lender’s making such Incremental Term Loans or providing such Amended Revolving Commitment Increases, if such consent would be required under Section 10.6 for an assignment of Tranche B-1 Term Loans or Amended Revolving Commitments, as applicable, to such Additional Lender. Commitments in respect of Credit Increases shall become Commitments (or in the case of an Amended Revolving Commitment Increase to be provided by an existing Amended Revolving Lender, an increase in such Lender’s applicable Amended Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in the Incremental Amendment. No Lender shall be obligated to provide any Credit Increases, unless it so agrees. Upon each increase in the Amended Revolving Commitments pursuant to this Section, the participations held by the Amended Revolving Lenders in the Amended Revolving L/C Exposure and Amended Swingline Loans immediately prior to such increase will be reallocated so as to be held by the Revolving Lenders ratably in accordance with their respective Amended Revolving Percentages after giving effect to such Amended Revolving Commitment Increase. If, on the date of an Amended Revolving Commitment Increase, there are any Amended Revolving Loans outstanding, the Borrower shall prepay such Amended Revolving Loans in accordance with this Agreement on the date of effectiveness of such Amended Revolving Commitment Increase (but the Borrower may finance such prepayment with a concurrent borrowing of Amended Revolving

Loans from the Amended Revolving Lenders in accordance with Section 2.4 and their Amended Revolving Percentages after giving effect to such Amended Revolving Commitment Increase). The Borrower may use the proceeds of each Credit Increase for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Credit Increase.

2.26 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) The commitment fee under Section 2.8 shall cease to accrue on the commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (c)(v) below);

(b) If any Swingline Exposure or Revolving L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) (A) all or any part of such Swingline Exposure constituting Amended Swingline Exposure and Revolving L/C Exposure constituting Amended L/C Revolving Exposure shall be re-allocated among the non-Defaulting Lenders in accordance with their respective Amended Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Amended Revolving Loans plus such Defaulting Lender’s Amended Swingline Exposure and Amended Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Amended Revolving Commitments and (y) such reallocation does not cause the Amended Revolving Extensions of Credit of any non-Defaulting Lender to exceed the Amended Revolving Commitment of such non-Defaulting Lender and (B) (x) all or any part of such Swingline Exposure constituting Original Swingline Exposure and Revolving L/C Exposure constituting Original Revolving L/C Exposure shall be re-allocated among the non-Defaulting Lenders in accordance with their respective Original Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Original Revolving Loans plus such Defaulting Lender’s Original Swingline Exposure and Original Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Original Revolving Commitments and (y) such reallocation does not cause the Original Revolving Extensions of Credit of any non-Defaulting Lender to exceed the Original Revolving Commitment of such non-Defaulting Lender;

(ii) if the reallocation with respect to Revolving L/C Exposure described in clause (i) above cannot, or can only partially, be effected, Borrower shall within five Business Days following notice by the Administrative Agent (or such longer period as Administrative Agent may agree), cash collateralize such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Revolving L/C Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s Revolving L/C Exposure is cash collateralized pursuant to clause (ii) above or otherwise, at 105% of the face amount thereof pursuant to terms reasonably satisfactory to the Issuing Lender, Borrower shall not be required to pay the Letter of Credit participation fee with respect to such portion of such Defaulting Lender’s Revolving L/C Exposure so long as it is cash collateralized;

(iv) (x) if any portion of such Defaulting Lender’s Amended Revolving L/C Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i)(A) above,

then the Letter of Credit participation fee (at the rate set forth in Section 3.3(a)(x)) with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Amended Revolving Percentages and (y) if any portion of such Defaulting Lender’s Original Revolving L/C Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i)(B) above, then the Letter of Credit participation fee (at the rate set forth in Section 3.3(a)(y)) with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Original Revolving Percentages; or

(v) if any portion of such Defaulting Lender’s Revolving L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.26(b), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, the Letter of Credit participation fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until such LC Exposure is cash collateralized and/or reallocated;

(c) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.26, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Revolving Percentages (and Defaulting Lenders shall not participate therein); and

(d) any amount payable to such Defaulting Lender hereunder may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest-bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, Borrower, the Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such

Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage and the Administrative Agent shall release any cash collateral previously required by Section 2.26. The rights and remedies against a Defaulting Lender under this Section 2.26 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.26 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 3

LETTERS OF CREDIT

3.1 Letters of Credit.

(a) Subject to the terms and conditions hereof, (a) each Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period (in the case of a Revolving Letter of Credit) or the Institutional L/C Period (in the case of an Institutional Letter of Credit), in each case in such form as may be reasonably approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Revolving L/C Exposure would exceed the Revolving L/C Commitment, (ii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (iii) the amount of funds deposited in the Institutional L/C Collateral Account at such time would not be at least 105% of the Institutional L/C Exposure or (iv) any Institutional Letter of Credit would be issued by an Issuing Lender other than UBS AG, Stamford Branch or an affiliate thereof. Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (in the case of a Revolving Letter of Credit) or the Tranche B-1 Maturity Date (in the case of an Institutional Letter of Credit), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) [Reserved].

(c) For purposes hereof, (i) Letters of Credit shall at all times and from time to time be deemed to be Institutional Letters of Credit in the amount specified in the definition of Institutional Letters of Credit and be deemed to be Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit exceeds such amount specified in clause (a) of the definition of Institutional Letters of Credit, (ii) drawings under any Letter of Credit shall be deemed to have been made under the Revolving Letter of Credit for so long as, and to the extent that, there are any undrawn Revolving Letters of Credit outstanding (and thereafter shall be deemed to have been made under Institutional Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be a Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding Revolving Letters of Credit immediately prior to such expiration or termination; provided, that, at any time during which an Event of Default shall have occurred and be continuing, (A) Letters of Credit shall be deemed to be Revolving Letters of Credit and Institutional Letters of Credit, (B) drawings under Letters of Credit shall be deemed to have been made under Revolving Letters of Credit and Institutional Letters of Credit and (C) any Letter of Credit that expires or terminates shall be deemed to be a Revolving Letter of Credit and an Institutional Letter of Credit, in each case pro rata based upon (1) the Revolving L/C Exposure at the time such Event of Default occurred and (2) the Institutional L/C Exposure at the time such Event of Default occurred. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or an Institutional Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be an Institutional Letter of Credit and the remainder be deemed to be a Revolving Letter of Credit. Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the date that is five Business Days prior to the Revolving Termination Date or that is issued by an Issuing Lender other than UBS AG, Stamford Branch, or an affiliate thereof, shall at all times be deemed to be an Institutional Letter of Credit.

(d) An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof. The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay to (x) each Amended Revolving Lender its Amended Revolving Percentage of a participation fee on all outstanding Revolving Letters of Credit that are covered by Amended Revolving L/C Participations at a per annum rate equal to the Applicable Margin then in effect with respect to Amended Revolving Loans that are Eurodollar Loans, shared ratably among the Amended Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date and (y) each Original Revolving Lenders its Original Revolving Percentage of a participation fee on all Letters of Credit that are covered by Original Revolving L/C Participations at a per annum rate equal to the Applicable Margin then in effect with respect to Original Revolving Loans that are Eurodollar Loans, shared ratably among the Original Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the face amount of each Revolving Letter of Credit issued by such Issuing Lender payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition the following fees will also be charged: an issuance fee of $500.00 per Revolving Letter of Credit, drawing fees of $250.00 per draw, amendment fees of $200.00 per amendment and $250.00 for renewals on each anniversary of a “evergreen” Revolving Letter of Credit.

(b) In addition to the foregoing fees, the Borrower reimburse each Issuing Lender for its out-of-pocket costs and expenses incurred in connection with, issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

3.4 L/C Participations. Each Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving L/C Participant, and, to induce each Issuing Lender to issue Revolving Letters of Credit, each Revolving L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such Revolving L/C Participant’s own account and risk an undivided interest equal to first (i) such Revolving L/C Participant’s Amended Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Revolving Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder (an “Amended Revolving L/C Participation”) until the Available Amended Revolving Commitments of all Lenders equals zero and then (ii) Revolving L/C Participant’s Original Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Revolving Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder (an “Original Revolving L/C Participation” and together with the Amended Revolving L/C Participations, the “Revolving L/C Participations”). Each Revolving L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Revolving Letter of Credit issued by such Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Revolving L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Revolving L/C Participant’s Amended Revolving Percentage (to the extent such Revolving L/C Participant (in such capacity) has an Amended Revolving L/C Participation) or Original Revolving Percentage (to the extent such Revolving L/C Participant (in such capacity) has an Original Revolving L/C Participation; it being understood that the same Person may have both Amended Revolving L/C Participations and Original Revolving L/C Participations and in such case will comply with this Section 3 in each such capacity to the extent of such Person’s Amended Revolving L/C Participations and Original Revolving L/C Participations, as the case may be), in each case of the amount of such draft, or any part thereof, that is not so reimbursed. Each Revolving L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any amount required to be paid by any Revolving L/C Participant to an Issuing Lender pursuant to this Section 3.4 in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Revolving Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Revolving L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Revolving L/C Participant pursuant to this Section 3.4 is not made available to the applicable Issuing Lender by such Revolving L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such Revolving L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable (x) to the extent such Revolving L/C Participant holds Amended Revolving L/C Participations, to ABR Loans under the Amended Revolving Facility and (y) to the extent such Revolving L/C Participant holds Original Revolving L/C Participations, to ABR Loans under the Original Revolving Facility. A certificate of the applicable Issuing Lender submitted to any Revolving L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. Whenever, at any time after an Issuing Lender has made payment under any Revolving Letter of Credit and has received from any Revolving L/C Participant its pro rata share of such payment in accordance with this Section 3.4, such Issuing Lender receives any payment related to such Revolving Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such Revolving L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Revolving L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender with respect to such draft paid by the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 10:00 A.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 1:00 P.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the applicable Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. If any draft is paid under any Letter of Credit, then, unless the Borrower shall reimburse the applicable Issuing Lender in full on the same day that such draft is paid, the unpaid amount thereof shall bear interest for each day from and including the date on which such draft is paid to but excluding the date that the Borrower makes reimbursement in full, at (a) in the case of a Revolving L/C Disbursement, the rate per annum then applicable (x) to the extent such Revolving L/C Disbursement relates to Revolving L/C Exposure that was covered by Amended Revolving L/C Participations, to ABR Loans under the Amended Revolving Facility and (y) to the extent such Revolving L/C Disbursement relates to Revolving L/C Exposure that was covered by Original Revolving L/C Participations, to ABR Loans under the Original Revolving Facility and (b) in the case of an Institutional L/C Disbursement, the rate per annum then applicable to ABR Loans under the Tranche B-1 Term Facility (determined without regard to whether the Tranche B-1 Term Facility is in effect); provided that, if the Borrower does not make reimbursement in full on or prior to the second Business Day following the date of the applicable drawing, then Section 2.14(c) shall apply; provided that, with respect to Institutional Letters of Credit, the Borrower may authorize the Issuing Lender to draw such payment from the Institutional L/C Collateral Account. If the Issuing Lender with respect to an Institutional Letter of Credit shall not have received from the Borrower the payment required to be made by this Section 3.5 with respect to any Institutional Letter of Credit within the time specified in this Section, such Issuing Lender will promptly notify the Administrative Agent of the unreimbursed amount of an Institutional L/C Disbursement. In each such event, the Borrower hereby authorizes and directs the Issuing Lender with respect to an Institutional Letter of Credit to withdraw from the Institutional L/C Collateral Account an amount equal to such unreimbursed amount. The Administrative Agent shall promptly upon request advise the Issuing Lender with respect to an Institutional Letter of Credit of the aggregate amount of any such permitted withdrawal, and such Issuing Lender shall promptly advise the Administrative Agent of the amount of any such reimbursement it shall effect with the proceeds of any such withdrawal. Any amounts received by the Administrative Agent thereafter pursuant to this Section 3.5 in respect of an unreimbursed amount of an Institutional L/C Disbursement under an Institutional Letter of Credit will be promptly remitted by the Administrative Agent to the Institutional Collateral Account (it being understood that, thereafter, such amounts will be available to reimburse the Issuing Lender with respect to an Institutional Letter of Credit in accordance with this Section 3.5).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. An Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Obligations of Certain Issuing Lenders. Each Issuing Lender that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (a) the amount and expiration date of each Letter of Credit issued by such Issuing lender prior to the date of issuance thereof, (b) any amendment or modification of any such Letter of Credit prior to the time of such amendment or modification and (c) any termination, surrender, cancellation or expiry of any such Letter of Credit promptly upon the occurrence thereof.

3.10 Amendment and Restatement Effective Date Allocation of Revolving L/C Exposure. On the Amendment and Restatement Effective Date, the Revolving L/C Exposure under and as defined in the Original Credit Agreement shall be allocated to the Amended Revolving Lenders in accordance with their Amended Revolving Percentages.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2010, and unaudited pro forma statement of operations of the Borrower and its consolidated Subsidiaries for the twelve-month period then ended (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect to the Transactions and all other transactions that would be required to be given pro forma effect by Regulation S-X (and such other adjustments as have been agreed to by the Joint Bookrunners), as if such transactions had occurred on September 30, 2010 (in the case of such unaudited pro forma balance sheet) or at the beginning of such twelve-month period (in the case of such unaudited statement of operations). The Pro Forma Financial Statements have been prepared in good faith by the Borrower, and present fairly in all material respects on a pro forma basis the estimated financial position and results of operations of the Borrower and its consolidated Subsidiaries as at September 30, 2010, and for such period then ended, assuming that such transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at September 30, 2009 and September 30, 2010, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP or Deloitte & Touche, LLP, as the case may be, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on the Pro Forma Financial Statements, during the period from September 30, 2010, to and including the Closing Date, there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

4.5 No Legal Bar. The Transactions will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 Litigation. Except as set forth on Schedule 4.6, no litigation, or to the knowledge of Holdings or Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Except as set forth on Schedule 4.7, no Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in, all its material other property, and none of such property is subject to any Lien except as permitted by Section 7.3. As of the Closing Date, set forth on Schedule 4.8 is a complete and correct list of all real property with a fair market value of more than $175,000 as reasonably determined in good faith by the Borrower (including street address) (other than condominiums or co-ops) located in the United States and owned by any Group Member and all leases (other than apartment leases) of any Group Member. The real properties designated on Schedule 4.8 as “Initial Mortgaged Properties” constitute all real properties (other than condominiums or co-ops) located in the United States and owned in fee by any Loan Party (a) with a fair market value of more than $175,000 as reasonably determined in good faith by the Borrower, (b) for which the Flood Determination delivered pursuant to Section 6.10 indicates that such real property is not located in a Special Flood Hazard Area, (c) which, as of the Closing Date, is not being actively marketed for sale by the Borrower or the applicable Group Member and (d) which is not a Mortgage Facility Property.

4.9 Licenses; Intellectual Property. Except as in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.9 (all of which items set forth in Schedule 4.9 in the aggregate would not reasonably be expected to have a Material Adverse Effect), each Group Member has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person against a Group Member challenging or questioning the use of any Intellectual Property that is material to the business of the Group Members or the validity or effectiveness of any such Intellectual Property, nor does Holdings or the Borrower have knowledge of any valid basis for any such claim. Except as would not reasonably be expected to result in a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10 Taxes. Except for any failure, lien, filing or claim, as applicable, that would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect: (i) each Group Member has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes (including any interest, additions to tax or penalties applicable thereto) due and payable (whether or not shown on a tax return) and any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); (ii) no tax Lien has been filed (other than Permitted Liens); and (iii) no claim is being asserted with respect to any such tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. To the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and to the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent which would reasonably be expected to result in a Material Adverse Effect.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Attached hereto as Schedule 4.15(a) is an organization chart of each Loan Party and its Subsidiaries as of the Closing Date. (a) Except as disclosed to the Administrative Agent in writing from time to time after the Closing Date, Schedule 4.15(b) sets forth the name and jurisdiction of formation of each Restricted Subsidiary Guarantor and, as to each such Restricted Subsidiary Guarantor, the percentage of each class of Capital Stock owned by any Loan Party and (b) as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary, except as created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Tranche B Term Loans, together with the proceeds of the Senior Notes, shall be used only for the Debt Discharge, to cash collateralize certain Letters of Credit and the payment of Closing Costs. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for working capital and general corporate purposes of any Group Member (including Permitted Acquisitions and other lawful purposes). The proceeds of the Tranche B-1 Term Loans shall be used only to prepay the Tranche B Term Loans (or exchange the Tranche B Term Loans thereinto) and pay fees and expenses in connection with the transactions contemplated by the Amendment Agreement and prepay all the Revolving Loans and Swingline Loans outstanding immediately prior to the occurrence of the Amendment and Restatement Effective Date.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b) no Group Member has received any notice of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) with respect to any liability arising under any Environmental Law, no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of Holdings and the Borrower, threatened, to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and within all applicable statute-of-limitations periods have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed, contractually or by operation of law, any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, Etc. No statement or factual information with respect to any Group Member contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other factual document, certificate or statement (other than any projections, pro formas or other estimates with respect to any Group Member or information of a general economic nature or industry data) furnished by or by Persons directed on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above were, and the projections hereafter delivered, when delivered, will be, based upon good faith estimates and assumptions believed by management of each Loan Party to be reasonable at the time made and no Loan Party knows as of the Closing Date any fact making such estimates and assumptions no longer true in any material respects, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19 Security Documents.

(a) The Guarantee and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) security interests in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock as defined and described in the Guarantee and Security Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent together with the necessary endorsements, and in the case of the other Collateral described in the any of the Security Documents, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for their respective Obligations (as defined in the Guarantee and Security Agreement) to the extent a Lien on such Collateral (other than the Pledged Stock) can be perfected pursuant to such financing statements and such other filings, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Permitted Liens).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to Permitted Liens).

4.20 Solvency. On the Closing Date, the Loan Parties on a consolidated basis are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection therewith will be, Solvent.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as a “Special Flood Hazard Area” and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance has been obtained to the extent required in order to satisfy all applicable Requirements of Law in order for a Mortgage to be obtained thereon.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The effectiveness of the Original Credit Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it was subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, Holdings, the Borrower and each Lender, (ii) the Guarantee and Security Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Security Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Other Financing Transactions. The Borrower shall have received $250,000,000 in gross cash proceeds from the issuance of the Senior Notes.

(c) Debt Discharge. The Debt Discharge shall be consummated (including consummation of a Successful Debt Tender or, in the case of a Defeasance, the deposit of sufficient funds with the applicable trustee and consummation of all other actions as are necessary to satisfy the covenant defeasance provisions of the applicable Existing Notes Indenture) prior to or substantially simultaneously with the initial extensions of credit hereunder. After giving effect to the Transactions, Holdings and its Subsidiaries shall not have any outstanding Indebtedness or preferred stock, other than (i) the Facilities, (ii) the Senior Notes, (iii) any Existing Notes that are not purchased pursuant to a Successful Debt Tender, or all the Existing Notes in the event of a Defeasance, and (iv) other Indebtedness permitted hereunder. If a Successful Debt Tender is consummated (A) the terms and conditions of any Existing Notes not purchased pursuant to the Debt Tender shall be amended or modified consistent with the terms described to the Joint Bookrunners and (B) all Existing Notes purchased shall be retired and cancelled.

(d) Financial Statements. The Joint Bookrunners and the Lenders shall have received the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal year ended September 30, 2010, which financial statements shall be prepared in accordance with GAAP.

(e) Pro Forma Financial Statements. The Joint Bookrunners and the Lenders shall have received the Pro Forma Financial Statements.

(f) Ratings. The Facilities shall have received a rating from both Moody’s and S&P.

(g) Lien Searches, Etc. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Permitted Liens or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent other than releases with respect to any property listed on Schedule 5.1(g), in which case the Borrower shall have 180 days after the Closing Date to file such releases (subject to extensions granted by the Agent from time to time in its reasonable discretion).

(h) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Security Agreement.

(i) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(j) Evidence of Authority. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit D to the Original Credit Agreement; and

(ii) the legal opinion of special counsel to Holdings, the Borrower and its Subsidiaries in each of Minnesota, Wisconsin and West Virginia.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m) Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), and each such document shall be in proper form for filing, registration or recordation; provided that no pledge shall be required of more than 65% of the Capital Stock of a Foreign Subsidiary.

(n) Solvency Certificate. The Administrative Agent and the Lenders shall have received a solvency certificate signed by the chief financial officer of the Borrower dated as of the Closing Date with respect to the Borrower and its consolidated Subsidiaries, taken as a whole, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Borrower and its consolidated Subsidiaries, taken as a whole, are Solvent as of the Closing Date, both before and after giving effect to the Transactions.

(o) Material Adverse Change. Since September 30, 2010, there shall not have occurred any change, effect, occurrence or development that is materially adverse to the business, assets, liabilities, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower to the foregoing effect.

(p) Institutional L/C Collateral Account. The Borrower shall have established the Institutional L/C Collateral Account, and the Borrower and the Issuing Lender shall have entered into the Institutional L/C Collateral Account Agreement.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction or waiver of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as any of the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations), each of Holdings and the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (provided, a qualification or exception may be included in any audit report to the extent such qualification is made solely as a result of any of the Obligation maturing within a year), or qualification arising out of the scope of the audit, by Deloitte & Touche, LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the same quarter in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the same month in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or a Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. With regard to interim financial statements, such interim financial statements will not include all of the information and footnotes required by GAAP for complete financial statements. However, all adjustments (consisting of normal, recurring accrual) considered necessary for a fair presentation will be included therein.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that such Form 10-K or 10-Q contains or is accompanied by the items required by such paragraphs.

6.2 Certificates; Other Information. Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a) If reasonably requested by the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (provided that such certificate shall not be required if, after exercising commercially reasonable efforts to do so, Holdings or the Borrower are unable to obtain such certificate);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), (i) a Compliance Certificate containing all information and calculations required by the form of such certificate attached as Exhibit F to the Original Credit Agreement, including those necessary for determining compliance by each Group Member with the provisions of Section 7.1 (including detail with respect to any calculation of Consolidated EBITDA) as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any applications or registrations of Intellectual Property filed in the name of, or acquired by, any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(c) commencing with the fiscal year ended September 30, 2012, as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower and its Restricted Subsidiaries, a consolidated budget for the following fiscal year (and no later than 90 days after the end of each fiscal year of the Borrower, a detailed projected consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”);

(d) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indebtedness, agreement or document referred to in Section 7.9 (regardless of whether such amendment, supplement, waiver or other modification is permitted thereunder);

(e) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities (other than the Lenders) or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f) at or prior to the date that any prepayment is required to be made pursuant to Section 2.11 (or any Reinvestment Notice is delivered thereunder), a certificate of a Responsible Officer setting forth a reasonably detailed calculation of the amount of such required prepayment (or the relevant Reinvestment Deferred Amount, as applicable); and

(g) promptly, such additional financial and other information concerning a Group Member as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its tax obligations of whatever nature (including any interest, additions to tax or penalties applicable thereto), except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to pay would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage by casualty excepted, (b) maintain with financially sound and reputable insurance companies insurance (or pursuant to self-insurance to the extent commercially reasonable) in at least such amounts and against at least such risks (but including in any event public liability, professional liability, workers’ compensation and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and of similar size (and including, in any event, such insurance as may be required by the Security Documents); provided that the insurance amount for general liability insurance of the Borrower shall in no event be less than $4,000,000 (which shall be available after any reasonable self-insurance or effective deductibles, which at the Closing Date are $2,000,000 per occurrence and $8,000,000 for all occurrences); and (c) provide that each insurance policy maintained or required to be maintained by any Loan Party shall (i) name the Administrative Agent, on behalf of the Lenders, as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement”, with respect to property coverage of such Loan Party, and shall name the Administrative Agent on behalf of the Lenders as an additional insured, with respect to general liability coverage, (ii) provide that no action of any Loan Party or any Subsidiary or any other Person shall void any such policy as to the Administrative Agent or the Lenders, (iii) provide that the insurers shall notify the Administrative Agent of any proposed cancellation in accordance with the policy provisions and that the Administrative Agent or the Lenders will have the opportunity to correct any deficiencies justifying such proposed cancellation and (iv) cause any Insurance Subsidiary to (A) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (B) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims. The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Subsidiaries shall be reasonable and customary. The Borrower will provide the Administrative Agent (A) copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof and (B) once each year promptly after receipt thereof, an actuarial opinion with respect to any Insurance Subsidiary from a recognized actuarial firm reasonably satisfactory to the Administrative Agent; and (e) if any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), either (x) cause the applicable Mortgage to be released in accordance with Section 9.11 hereof or (y) (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time (and upon reasonable notice unless an Event of Default exists) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided the Borrower is given an opportunity to be present at such meetings).

6.7 Notices. Promptly after knowledge thereof, give notice to the Administrative Agent and the Administrative Agent shall furnish to the Lenders by posting to Intralinks or otherwise of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding affecting any Group Member that, in either case, if not cured (in the case of clause (i)) or if adversely determined (in the case of clause (ii)) could reasonably be expected to result in (A) a liability or judgment of $10,000,000 or more in excess of that fully covered by insurance or (B) a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after any Responsible Officer of the Borrower knows or has reason to know thereof if such event or events could reasonably be expected to result in a liability of $10,000,000 or more or a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer or Multiemployer Plan; and

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, at the Properties with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, any affected Group Member promptly undertakes reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws in each case. This clause (b) shall be deemed not breached by a failure to comply with such an order or directive if any affected Group Member timely challenges in good faith such order or directive in a manner consistent with all applicable Environmental Laws and pursues such challenge diligently, and the pendency and pursuit of such challenge, in the aggregate with the pendency and pursuit of any other such challenges, could not reasonably be expected to have a Material Adverse Effect.

6.9 Additional Collateral, Etc.

(a) With respect to any personal property or Intellectual Property acquired after the Closing Date by any Loan Party (other than any motor vehicles, or any tangible personal property evidenced by a title certificate or any other type of property expressly excluded by the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property, subject to Liens permitted under Section 7.3, and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guarantee and Security Agreement or by law or as may be reasonably requested by the Administrative Agent, other than foreign collateral documents.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $175,000 acquired after the Closing Date by any Loan Party (other than any such real property subject or to be subject to a Lien permitted by Section 7.3(g), (w) or (z)), on a quarterly basis reasonably promptly after delivery of the financial statements delivered pursuant to Section 6.1(a) or (b), execute and deliver (x) other than with respect to any such real property for which the Flood Determination required pursuant to this paragraph indicates that such real property is located in a Special Flood Hazard Area, a first priority mortgage or deed of trust in a form substantially similar to the Mortgages on the Initial Mortgaged Properties and reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property and recorded by a nationally recognized title insurance company, (y) a completed Federal Emergency Management Agency life-of-loan Standard Flood Hazard Determination (a “Flood Determination”) with respect to each such property and (z) a title search dated contemporaneous with the delivery of such Mortgage conducted by a title insurance company which reflects that such Mortgaged Property is owned in fee by the Loan Party identified as the mortgagor, trustor or grantor in the applicable Mortgage, free and clear of all Liens other than Permitted Liens.

(c) With respect to any new Subsidiary (other than an Unrestricted Subsidiary) created or acquired after the Closing Date by any Loan Party (or any Subsidiary that ceases to be a Liquidating Subsidiary) or any Subsidiary of a Loan Party ceases to be an Unrestricted Subsidiary, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Security Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest subject to Liens permitted pursuant to Section 7.3 in the Capital Stock of such new Subsidiary (other than an Unrestricted Subsidiary) that is owned by any Loan Party (provided, such security interest shall be limited (A) in the case of a Foreign Subsidiary or a Domestic Subsidiary that has no material assets other than

Capital Stock of one or more “controlled foreign corporations” (as defined under Section 957 of the Code), to 65% of such Capital Stock in such Subsidiary, (B) in the case of any Insurance Subsidiary, to the lesser of the amount of such Insurance Subsidiary’s Capital Stock which can be pledged pursuant to the applicable law governing such Insurance Subsidiary or if such Insurance Subsidiary is a Foreign Subsidiary, the amount which is required to be otherwise pledged hereunder and (C) in the case of any Non-Profit Entity formed after the Closing Date, to the amount of such entity’s Capital Stock that can be pledged pursuant to the applicable law or regulations governing such entity), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (unless such Subsidiary is a Foreign Subsidiary, a Domestic Subsidiary of a Foreign Subsidiary, a Domestic Subsidiary that has no material assets other than Capital Stock of one or more “controlled foreign corporations” (as defined under Section 957 of the Code), an Insurance Subsidiary, a Non-Wholly-Owned Subsidiary, an Unrestricted Subsidiary or a Non-Profit Entity) (A) to become a party to the Guarantee and Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest subject to the Liens permitted under Section 7.3 in the Collateral described in the Guarantee and Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent (other than foreign Collateral documents) and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C to the Original Credit Agreement or in such other form as may be acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance consistent with those delivered on the Closing Date or otherwise, and from counsel, reasonably satisfactory to the Administrative Agent; provided that (1) Holdings and the Borrower shall not be required to take, or cause any Subsidiary to take, the actions required by this paragraph (c) with respect to any such new Subsidiary prior to the delivery of financial statements delivered pursuant to Section 6.1(a) or (b) for the fiscal quarter of the Borrower during which such new Subsidiary was created or acquired unless (x) the aggregate amount of Investments made by the Group Members in all such new Subsidiaries exceeds $10,000,000 prior to the end of such fiscal quarter or (y) a Default has occurred and is continuing and (2) Holdings and the Borrower shall not be required to provide the legal opinions required by this paragraph (c) if the applicable new Subsidiary (on a consolidated basis) accounts for less than 1% of the assets, revenues or Consolidated EBITDA of the Borrower, in each case on a pro forma basis as of the end of and for the four fiscal quarters most recently ended for which financial statements have been delivered under Section 6.1 (a) or (b), as though such Subsidiary had become a Subsidiary at the beginning of such period, unless such new Subsidiary, together with all other Subsidiary Guarantors organized in the same jurisdiction with respect to which no opinions have been received by the Administrative Agent, account for 4% of more of the assets, revenues or Consolidated EBITDA of the Borrower (determined on the same basis as provided above).

6.10 Initial Mortgages. Deliver to the Administrative Agent on or before the date which is 180 days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its reasonable discretion), (i) a Mortgage in favor of (and reasonably satisfactory in form and substance to) the Administrative Agent in respect of each of the Initial Mortgaged Properties, executed by the record owner of such Initial Mortgaged Property and recorded by a nationally recognized title insurance company, (ii) with respect to each Initial Mortgaged Property, a Flood Determination indicating that such Initial Mortgaged Property is not located in a Special Flood Hazard Area and (iii) with respect to each owned real property listed on Schedule 4.8 which is not identified as an Initial Mortgaged Property solely by virtue of its being located in a Special Flood Hazard Area, a Flood Determination indicating that such Initial Mortgaged Property (or a portion thereof) is located in a Special Flood Hazard Area.

6.11 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing and (b) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Section 7.1 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.8. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute a reduction in any outstanding Investment (i.e., increase to the applicable Investment basket the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the Closing Date, there are no Unrestricted Subsidiaries.

SECTION 7

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as any of the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent (other than contingent indemnity obligations surviving after the termination of this Agreement) hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such fiscal period:

Fiscal Quarter Ending	Consolidated Leverage Ratio
September 30, 2011	7.25x
December 31, 2011	7.25x
March 31, 2012	7.25x
June 30, 2012	7.25x
September 30, 2012	7.25x
December 31, 2012	6.75x
March 31, 2013	6.75x
June 30, 2013	6.50x
September 30, 2013	6.50x
December 31, 2013	6.00x
March 31, 2014	6.00x
June 30, 2014	6.00x
September 30, 2014	5.50x
December 31, 2014	5.50x
March 31, 2015	5.50x
June 30, 2015	5.50x
September 30, 2015	5.00x

Fiscal Quarter Ending	Consolidated Leverage Ratio
December 31, 2015	5.00x
March 31, 2016	5.00x
June 30, 2016	5.00x
September 30, 2016 and thereafter	4.50x

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending during any period set forth below to be less than the ratio set forth below opposite such fiscal period:

Fiscal Quarter Ending	Consolidated Interest Coverage Ratio
September 30, 2011	1.30x
December 31, 2011	1.30x
March 31, 2012	1.35x
June 30, 2012	1.35x
September 30, 2012	1.40x
December 31, 2012	1.40x
March 31, 2013	1.45x
June 30, 2013	1.45x
September 30, 2013	1.55x
December 31, 2013	1.55x
March 31, 2014	1.55x
June 30, 2014	1.55x
September 30, 2014	1.70x
December 31, 2014	1.70x
March 31, 2015	1.70x
June 30, 2015	1.70x
September 30, 2015	1.85x
December 31, 2015	1.85x
March 31, 2016	1.85x
June 30, 2016	1.85x
September 30, 2016 and thereafter	1.95x

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to any Restricted Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary and (ii) of any Subsidiary that is not a Guarantor to (x) the Borrower or any Subsidiary Guarantor to the extent not in violation of Section 7.8 or (y) any other Subsidiary that is not a Guarantor; provided that any such Indebtedness of a Loan Party shall be subordinated to the Obligations (other than the Specified Swap Agreements and Cash Management Obligations) on terms reasonably satisfactory to the Administrative Agent;

(c) Guarantee Obligations incurred in the ordinary course of business by Holdings or any of the Restricted Subsidiaries of Indebtedness and other obligations of any Subsidiary Guarantor;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(e) Indebtedness (including, without limitation, Capital Lease Obligations, including those incurred pursuant to Sale Leaseback Transactions) secured by Liens permitted by Section 7.3(g) (or Section 7.3(w), in the case of a Sale Leaseback Transaction), and any Permitted Refinancing Indebtedness in respect of such Indebtedness, in an aggregate principal amount not to exceed the sum of $25,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $250,000,000 (and Permitted Refinancing Indebtedness in respect of any such Indebtedness) and Guarantee Obligations of Holdings and any Subsidiary Guarantor in respect of such Indebtedness;

(g) Indebtedness of the Borrower or any of its Restricted Subsidiaries acquired or assumed pursuant to a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof (and any Permitted Refinancing Indebtedness in respect of any such Indebtedness), in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(h) any other Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate amount not exceeding $50,000,000 at any one time outstanding; provided, however, in no event shall any Indebtedness of Restricted Subsidiaries which are not Guarantors, exceed $20,000,000 at any one time outstanding;

(i) Indebtedness of Holdings to the Borrower to the extent the related advance would be permitted to be made as a Restricted Payment hereunder (it being understood that any such advance shall be deemed to be and shall count as a Restricted Payment for purposes of Section 7.6);

(j) obligations in respect of performance, surety, statutory or appeal bonds or with respect to worker’s compensation claims or other bonds permitted under Section 7.3;

(k) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(l) Indebtedness of any Loan Party (other than Holdings) consisting of promissory notes or similar obligations issued by such Loan Party relating to licenses to be acquired in connection with a Permitted Acquisition that cannot be transferred to such Loan Party prior to or concurrently with the consummation of such Permitted Acquisition not exceeding $20,000,000 at any one time outstanding;

(m) Indebtedness consisting of promissory notes issued by the Borrower to officers, directors and employees of Holdings, the Borrower or any Restricted Subsidiary of the Borrower to purchase or redeem Capital Stock of Holdings or any of its direct or indirect parent companies to the extent permitted hereunder, in an aggregate amount not exceeding $1,500,000 at any time outstanding;

(n) Indebtedness under Swap Agreements permitted pursuant to Section 7.12 and Cash Management Obligations;

(o) Indebtedness of the Borrower that may be deemed to exist under any acquisition agreement pertaining to acquisitions consummated prior to the Closing Date;

(p) Indebtedness that is outstanding on the Closing Date but that is repaid on the Closing Date pursuant to the Debt Discharge;

(q) either (i) if a Successful Debt Tender is consummated on the Closing Date, any Existing Notes that are not purchased pursuant to such Successful Debt Tender (and Permitted Refinancing Indebtedness in respect of any such Indebtedness) or (ii) if a Defeasance is consummated on the Closing Date, the Existing Notes;

(r) unsecured Indebtedness or Indebtedness that is subordinated to the Obligations (on terms no less favorable to holders of senior debt than the subordination provisions applicable to the Existing Notes of the Borrower) of the Borrower incurred to finance a Permitted Acquisition within 90 days of the incurrence of such Indebtedness and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that (i) in addition to and without limitation of compliance with clause (d) of the definition of “Permitted Acquisition”, the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements are available (determined on a pro forma basis as provided in such clause (d)) shall not exceed 5.5 to 1.0, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety-one (91) days after the Tranche B-1 Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof), (iii) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower than the terms and conditions of the Senior Notes as of the Closing Date and (iv) such Indebtedness is incurred by the Borrower and is not guaranteed by any Restricted Subsidiary of the Borrower other than the Subsidiary Guarantors and Holdings;

(s) unsecured Indebtedness of the Borrower that is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination provisions applicable to the Existing Notes or the Borrower and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that (i) both immediately prior to and after giving effect thereto, no Default shall exist or result therefrom and the Borrower and its Restricted Subsidiaries will be in compliance with the covenants set forth in Section 7.1, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 6.1 (calculated as though such Indebtedness has been incurred at the beginning of the relevant four quarter period, in the case of Section 7.1(b)), (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety-one (91) days after the Tranche B-1 Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof), (iii) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), that taken as a whole, are not materially less favorable to the Borrower than the terms and conditions of the Senior Notes as of the Closing Date; and (iv) such Indebtedness is incurred by the Borrower and is not guaranteed by Holdings or any Subsidiary of the Borrower other than the Subsidiary Guarantors (which guarantees shall be expressly subordinated to the Obligations (other than the Specified Swap Agreements and Cash Management Obligations) on terms not less favorable to the Lenders than the subordination terms of such Indebtedness); provided that the Net Cash Proceeds of any such Indebtedness (other than any such Permitted Refinancing Indebtedness) shall be concurrently applied to prepay the Tranche B-1 Term Loans in accordance with Section 2.11(a);

(t) Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(u) Indebtedness of the Borrower or a Subsidiary Guarantor supported by a Letter of Credit; provided, however, that (i) the aggregate principal amount of any such Indebtedness does not at any time exceed the amount available to be drawn under such Letter of Credit, and (ii) such Indebtedness matures at least five Business Days prior to the scheduled expiry date of such Letter of Credit;

(v) Indebtedness of Holdings and the Borrower or any Subsidiary Guarantor under the Mortgage Facility and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that the aggregate amount of Indebtedness outstanding and incurred pursuant to this clause (v) does not at any one time exceed $6,000,000;

(w) Indebtedness consisting of (i) Earnout Obligations and (ii) other obligations of Holdings, the Borrower or its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder; and

(x) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries or Restricted Subsidiaries thereof to finance working capital and general corporate purposes not exceeding $10,000,000 at any time outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments, charges or other governmental levies not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are bonded off and being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, contractual or warranty obligation, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 7.2(e) solely to finance the acquisition or construction of new equipment, fixed assets or real property or the repair or improvement thereof or the refinancing of real property, provided that (i) such Liens and the Indebtedness secured thereby shall be created within 270 days after the acquisition, construction, repair or improvement of such new equipment, fixed assets or real property or improvements thereto and (ii) such Liens do not at any time encumber any property other than the equipment, fixed assets or real property (or the real property improved by such improvements) financed by such Indebtedness;

(h) Liens created pursuant to the Security Documents;

(i) contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(j) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(k) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l) Liens arising from precautionary UCC financing statements regarding operating leases not constituting Indebtedness or consignments;

(m) Liens securing Indebtedness permitted hereunder on property or assets acquired pursuant to a Permitted Acquisition or permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or permitted Investment, provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or permitted Investment and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries;

(n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o) Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case incurred in the ordinary course of business;

(p) Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

(q) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods;

(r) Liens arising out of judgments or awards not constituting an Event of Default under Section 8(h);

(s) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the ordinary course of business not interfering with the business of the Borrower or any of its Restricted Subsidiaries;

(t) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(u) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(v) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $20,000,000 at any one time;

(w) Liens on assets subject to a Sale Leaseback Transaction securing Capital Lease Obligations incurred pursuant to such Sale Leaseback Transaction;

(x) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8(g) or (y) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(y) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(z) Liens on the real estate and related assets financed pursuant to the Mortgage Facility securing Indebtedness under the Mortgage Facility permitted to be incurred pursuant to Section 7.2(v);

(aa) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries thereon;

(bb) Liens securing repurchase obligations under Cash Equivalents;

(cc) Liens securing the Institutional Letters of Credit;

(dd) Liens on assets of non-Guarantors to secure Indebtedness under Section 7.2(x); and

(ee) Liens on the equity interest of Unrestricted Subsidiaries.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided that when a Restricted Subsidiary that is not a Subsidiary Guarantor is merging or consolidating with a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any other Restricted Subsidiary (upon voluntary liquidation or otherwise) (provided that when a Subsidiary that is a Subsidiary Guarantor is so Disposing of all or substantially of its assets to another Subsidiary, such other Subsidiary must be a Subsidiary Guarantor) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c) any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect;

(d) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(e) Holdings may change its legal form to a corporation if (i) Holdings determines in good faith that such action is in its best interest and not disadvantageous to the Lenders in any material respect and (ii) prior notice of such change is given to the Administrative Agent.

(f) in connection with an Initial Public Offering, (i) Holding may merge into the Borrower and (ii) the Borrower may merge into Holdings.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property or of property no longer used or useful in the conduct of the Borrower and its Restricted Subsidiaries, in each case in the ordinary course of business;

(b) the Disposition of Cash Equivalents and sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b) and 7.4(c);

(d) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Wholly-Owned Subsidiary;

(e) the Disposition for market value of other property in the aggregate having a book value not exceeding 15% of the consolidated assets of the Borrower and its Restricted Subsidiaries in the aggregate from and after the Closing Date (with consolidated assets being determined at the time of any such Disposition by reference to the most recent consolidated financial statements delivered pursuant to Section 6.1); provided that if such Disposition, together with all related Dispositions, involves assets with a value in excess of $5.0 million, not less than 75% of the total consideration for any such Disposition shall be paid to the Borrower in cash or within 180 days after the consummation of such Disposition is reasonably expected to and shall be converted into cash; and provided, further, that any liabilities that, if not assumed by the transferee with respect to the applicable Disposition, would have been deducted in calculating the Net Cash Proceeds from such Disposition but that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be treated as cash consideration;

(f) any of the Borrower and its Restricted Subsidiaries may transfer assets to the Borrower or any Subsidiary Guarantor;

(g) any of the Borrower and its Restricted Subsidiaries shall be permitted to make Permitted Dispositions;

(h) any of the Borrower and its Restricted Subsidiaries shall be permitted to sell or otherwise dispose of property and other assets pursuant to Sale Leaseback Transactions permitted under Section 7.11;

(i) like-kind exchanges of existing assets for similar replacement assets, so long as the receipt of the replacement assets in such exchange occurs promptly following the transfer thereof; provided that to the extent the assets that were subject to, and exchanged in connection with, such like-kind exchange constituted Collateral, assets acquired in connection therewith shall constitute Collateral; and

(j) any of the Borrower and its Restricted Subsidiaries shall be permitted to dispose of the Capital Stock of an Unrestricted Subsidiary for fair market value.

Notwithstanding the foregoing, the Disposition of any Capital Stock of a Restricted Subsidiary (other than as permitted by clause (d) above) shall not be permitted unless all the Capital Stock of such Restricted Subsidiary is Disposed of pursuant to such Disposition (and any other Investments in such Restricted Subsidiary, or any of its Restricted Subsidiaries, are also Disposed of or otherwise repaid in connection with such Disposition, or are treated as Investments under, and permitted by, clause (y) of Section 7.8).

To the extent the Required Lenders waive the provisions of this Section with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section, such Collateral in each case (unless sold or disposed of to a Loan Party) shall be sold or otherwise disposed of free and clear of the Liens created by the Loan Documents and the Administrative Agent shall take such actions in accordance with Section 10.14 as are appropriate in connection therewith.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Borrower or its equity holders on a pro rata basis;

(b) (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to permit Holdings to purchase (and Holdings may purchase) or to pay dividends to any of its direct or indirect parent companies to permit any of its direct or indirect parent companies to purchase Capital Stock of Holdings or any of its direct or indirect parent companies from present or former officers or employees of any Group Member, their estates and their heirs upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) after the Closing Date (net of any proceeds received by Holdings and contributed to the Borrower after the Closing Date in connection with resales of any such Capital Stock) shall not exceed either (x) $6,000,000 in cash in the aggregate during any fiscal year plus (A) the balance of any such $6,000,000 limit not used in any fiscal year (which may be used in any subsequent fiscal year), (B) the amount of any equity contribution made to the Borrower (through Holdings) for the purpose of such repurchase (and Not Otherwise Applied), and (C) the proceeds of any key-man life insurance with respect to such employee paid to Holdings, the Borrower or any of its Restricted Subsidiaries; or (y) $30,000,000 in cash on a cumulative basis and (ii) the Borrower may pay dividends to Holdings to permit Holdings to pay, or to pay dividends to or any of its direct or indirect parent companies permit the or any of its direct or indirect parent companies to pay, Management Fees;

(c) subject to the proviso to clause (h) below, the Borrower may pay dividends to Holdings to provide for the payment by Holdings of, or to permit Holdings to pay dividends to or any of its direct or indirect parent companies to provide for the payment by or any of its direct or indirect parent companies of, customary corporate indemnities owing to directors of the Holdings, or any of its direct or indirect parent companies, the Borrower, its Subsidiaries or any of their Affiliates in the ordinary course of business;

(d) Holdings may make Restricted Payments in the form of repurchases of its Capital Stock deemed to occur upon the non cash exercise of stock options and warrants;

(e) Restricted Payments made on the Closing Date to consummate the Transactions;

(f) Holdings and its Restricted Subsidiaries may pay dividends through issuance of Permitted Capital Stock and may redeem any Capital Stock in exchange for other Permitted Capital Stock;

(g) the Borrower may make Restricted Payments to Holdings to enable it to pay Closing Costs and to make payments required to be made by it pursuant to any acquisition agreement pertaining to acquisitions by the Borrower and its Restricted Subsidiaries consummated prior to the Closing Date and Permitted Acquisitions by the Borrower and its Restricted Subsidiaries thereafter;

(h) the Borrower may directly or indirectly make distributions to Holdings (and Holdings may make distributions to or any of its direct or indirect parent companies) or make payments on behalf of Holdings (or any of its direct or indirect parent companies), to the extent necessary to pay the taxes and the operating and administrative expenses of Holdings (or any of its direct or indirect parent companies) incurred in the ordinary course of its business including, without limitation, reasonable directors’ fees and expenses; provided that all dividends or other distributions made directly or indirectly to, or payments made on behalf of, any of its direct or indirect parent companies pursuant to this clause (h) and clause (c) above shall not exceed $6,500,000 in the aggregate;

(i) Holdings may purchase Existing Notes of NMH Holdings, Inc. and Holdings (and Borrower and Holdings may make distributions to NMH Holdings, Inc. and Holdings for that purpose) and the Borrower may purchase or otherwise acquire Existing Notes of Borrower;

(j) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount, not to exceed the sum of (i) $15,000,000, (ii) the aggregate amount of the Net Cash Proceeds from issuances of Permitted Capital Stock of Holdings after the Closing Date that have been contributed to the Borrower as common equity and Not Otherwise Applied and (iii) if the Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 (after giving pro forma effect to such additional Restricted Payments and any Indebtedness incurred in connection therewith) is 4.75:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied;

(k) any Permitted SRS Distribution;

(l) with respect to any taxable period during which the Borrower or any of its Subsidiary is a member of a consolidated, unitary, combined or similar tax group in which NMH Holdings, Inc. (or any direct or indirect parent of NMH Holdings, Inc.) is the common parent, the Borrower (or another Restricted Subsidiary of the Borrower) may directly (or indirectly through Holdings) make payment to NMH Holdings, Inc. in order for NMH Holdings, Inc. (or any direct or indirect parent of NMH Holdings, Inc.) to pay the portion of its consolidated, unitary, combined or similar U.S. federal, state and local and non-U.S. income taxes attributable to the income of the Borrower and any of its Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis, reduced by any such income taxes paid or to be paid directly by the Borrower or its Subsidiaries; provided that the amount of any such payments, dividends or distributions attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for such purpose; and

(m) the Borrower or any Restricted Subsidiary may make Restricted Payments with the Capital Stock of, and/or the proceeds of the sale of Capital Stock of, an Unrestricted Subsidiary or proceeds of a dividend or distribution from an Unrestricted Subsidiary if after giving effect to such Restricted Payment the fair market value of the Investments of Group Members in the applicable Unrestricted Subsidiary (plus any cash dividend or distributed to Group Members by an Unrestricted Subsidiary and retained by Group Members) is at least equal to the fair market value of all Investments in such Unrestricted Subsidiary valued at the respective times such Investments were made.

7.7 Capital Expenditures. Make or commit to make any Capital Expenditure, except:

(a) Capital Expenditures of the Borrower and its Restricted Subsidiaries during any fiscal year not exceeding the amount set forth below with respect to such fiscal year:

Fiscal Year Ending	Capital Expenditure Limit
September 30, 2011	$28.0 million
September 30, 2012	$28.0 million
September 30, 2013	$33.0 million
September 30, 2014	$33.0 million
September 30, 2015	$33.0 million
September 30, 2016	$33.0 million

; provided, that (i) up to 100% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above; and

(b) Excluded Capital Expenditures.

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except in the case of Holdings and any of its Restricted Subsidiaries (other than any Insurance Subsidiary unless otherwise expressly included in this Section 7.8 or permitted by Section 7.17):

(a) accounts receivable and other extensions of trade credit by the Borrower and its Subsidiaries in the ordinary course of business and advances made to Alliance Human Services in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor and by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary that is not a Guarantor; provided, however, that any such Investments in any Insurance Subsidiary must be made in compliance with clause (u) below;

(e) existing Investments as listed on Schedule 7.8(g);

(f) Capital Expenditures to the extent permitted under this Agreement;

(g) Permitted Acquisitions;

(h) the formation of and Investments in new Restricted Subsidiaries of the Borrower that are Subsidiary Guarantors, provided that (i) such Restricted Subsidiary is owned by the Borrower or a Subsidiary Guarantor, (ii) the Borrower shall have notified the Administrative Agent at least ten Business Days prior to the formation or acquisition of any such Restricted Subsidiary, (iii) such Restricted Subsidiary shall be engaged in a permitted business of the Borrower or its Restricted Subsidiaries hereunder and (iv) promptly within 30 days after the date of the formation or acquisition of any such Restricted Subsidiary and the Investment therein or such later date as the Administrative Agent may agree, and after giving effect thereto, (A) such new Restricted Subsidiary and its parent shall have entered into any and all agreements (in form and substance reasonably satisfactory to the Administrative Agent) necessary to comply with Section 6.9, and the Administrative Agent shall be satisfied that all Liens required to be granted in the assets and ownership interests of such new Restricted Subsidiary under such Section 6.9 have been granted or pledged and have been perfected and are subject only to permitted Liens hereunder, and (B) no Event of Default shall have occurred and be continuing;

(i) the Borrower and its Restricted Subsidiaries may receive and own Capital Stock or other investments acquired as non-cash consideration pursuant to dispositions permitted under Section 7.5;

(j) the Borrower and its Restricted Subsidiaries may make pledges and deposits permitted under Section 7.3;

(k) the Borrower and its Restricted Subsidiaries may make Investments and guarantees expressly permitted under Sections 7.2, 7.4, 7.5 and 7.6;

(l) the Borrower and its Restricted Subsidiaries may make an Investment that could otherwise be made as a Restricted Payment to the extent the related advance or investment would be permitted under clause (j) of Section 7.6 (it being understood that any such Investment shall be deemed to be and shall count as a Restricted Payment for purposes of clause (j) of Section 7.6);

(m) the Borrower and its Restricted Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments and would otherwise exceed the limitations herein;

(n) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(o) Investments in deposit accounts opened and maintained in the ordinary course of business;

(p) Holdings and the Borrower may acquire and hold promissory notes of employees of Holdings or its Restricted Subsidiaries in connection with such Person’s purchase of Permitted Capital Stock of Holdings;

(q) Investments received in connection with any bankruptcy or reorganization of, or any good faith settlement of delinquent accounts and disputes with, any customer or supplier arising in the ordinary course of business;

(r) the Borrower may enter into Swap Agreements that are not speculative in nature to the extent permitted hereunder;

(s) any Investments consisting of deferred compensation owed to employees of Holdings, the Borrower and their respective Restricted Subsidiaries;

(t) Investments by the Borrower and the Restricted Subsidiaries in Restricted Subsidiaries (other than Insurance Subsidiaries) that are not Guarantors, which does not exceed the greater of (i) $25,000,000 or (ii) 2.5% of Total Assets at any one time outstanding;

(u) Investments by the Borrower or any Wholly-Owned Subsidiary in any Insurance Subsidiary (including in respect of the formation thereof) solely to the extent permitted by Section 7.18(b);

(v) Investments consisting of loans and advances to employees of any Group Member (including for travel, entertainment and relocation expenses) not exceeding $2,500,000 in the aggregate at any time outstanding;

(w) Investments in less than 50% of the equity interest of other Persons (“Minority Investments”) held by a Restricted Subsidiary acquired pursuant to a Permitted Acquisition, which Minority Investments existed at the time of such Permitted Acquisition and were not made in contemplation of or in connection with such Permitted Acquisition; provided, however, that the aggregate amount of all such Minority Investments (determined, with respect to each such Minority Investment, based on the fair market value thereof as of the date of the relevant Permitted Acquisition) shall not exceed 33% of the total assets of the Subsidiary to be acquired;

(x) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;

(y) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and its Restricted Subsidiaries will be in compliance with the covenants set forth in Section 7.1 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 (after giving pro forma effect to such Investment and any Indebtedness incurred in connection therewith), other Investments that do not exceed, in the aggregate, $15,000,000; plus any amount that could otherwise be made as a Restricted Payment permitted at the time under clause (j) of Section 7.6 (it being understood that any amounts so applied shall be deemed to be and count as Restricted Payments for purposes of clause (j) of Section 7.6);

(z) Investments in the form of or made out of the proceeds of an issuance of Permitted Capital Stock;

(aa) Investments by the Borrower and the Restricted Subsidiaries in Foreign Subsidiaries not to exceed the greater of $12,500,000 at any one time outstanding;

(bb) Investments in any Unrestricted Subsidiary in lieu of Restricted Payments that could be made pursuant to Section 7.6(l); and

(cc) any retained equity interest in a Person (including an Unrestricted Subsidiary) whose equity interests were the subject of a Permitted SRS Distribution.

The amount of any Investment shall be the initial amount of such Investment and any addition thereto, as reduced by any repayment of principal (in the case of an Investment constituting Indebtedness) or any distribution constituting a return of capital (in the case of any other Investment).

7.9 Optional Prepayments and Modifications of Certain Debt Instruments and Material Agreements. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes, any Permitted Acquisition Debt, any Permitted Additional Subordinated Debt or any Permitted

Refinancing Indebtedness incurred in respect of any of the foregoing; provided that (i) the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness, (A) pursuant to a refinancing thereof with Permitted Refinancing Indebtedness (to the extent permitted by Section 7.2), (B) with amounts that could otherwise be made as a Restricted Payment permitted at the time under clause (j) of Section 7.6 (it being understood that any amounts so applied shall be deemed to be and count as Restricted Payments for purposes of clause (j) of Section 7.6) or (C) to the extent that the consideration therefor consists of Permitted Capital Stock of Holdings or Capital Stock of any direct or indirect parent of Holdings, and (ii) the foregoing shall not be construed to prohibit the Debt Discharge or the conversion of any such Indebtedness into equity; (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (a) above that is materially adverse to the interests of the Lenders (determined by comparison to such terms in effect on the Closing Date after giving effect to the Transactions, in the case of those then in effect, or otherwise to such terms in effect on the date of creation thereof, and disregarding any default or potential default in respect thereof); or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Indebtedness described in clause (a) above that is subordinated to the Obligations.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (i) Holdings and its Restricted Subsidiaries may pay to the Sponsor fees pursuant to and in accordance with the Management Agreement as in effect on the Closing Date (and not prior to the times payable under the Management Agreement as in effect on the Closing Date) (the “Management Fees”) and expenses and indemnities in connection therewith (which fees, but not expenses or indemnities (which shall not be restricted), may only be paid when no Event of Default has occurred and is continuing), (ii) Holdings, the Borrower and its Restricted Subsidiaries may pay customary fees to, and the out-of-pocket expenses of, its board of directors, employees and officers and may provide customary corporate indemnities for the benefit of members of its board of directors, employees and officers, (iii) the payment of Closing Costs, (iv) Restricted Payments permitted under Section 7.6, and (v) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.10 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of any property or containing an obligation of such Group Member to repurchase such property from such Person, which property has been or is to be sold or transferred by such Group Member to such Person (or any Affiliate thereof) or to any other Person (or any Affiliate thereof) to whom funds have been or are to be advanced by such Person (or any Affiliate thereof) on the security of such property or rental obligations of such Group Member (any such transaction a “Sale Leaseback Transaction”) except any Sale Leaseback Transaction (a) in respect of property consisting of capital assets so sold pursuant to such Sale Leaseback Transaction solely for cash consideration in an amount not less than the cost thereof within 180 days after the date that such property was initially acquired by a Group Member or (b) in respect of any other property consisting of capital assets so sold pursuant to such Sale Leaseback Transaction for market value and solely for cash consideration and in respect of which the Borrower shall comply with Section 2.11(b).

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure

(other than those in respect of Capital Stock or, except as provided in clause (b) below, the Senior Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

7.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower or Holdings to end on a day other than September 30 or change the Borrower’s or Holdings’ method of determining fiscal quarters; provided, however that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, provided that as a condition to any such change the Borrower and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary or appropriate to reflect such change in fiscal year.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, the Senior Note Indenture, Existing Notes, the Mortgage Facility or documents evidencing Indebtedness incurred under Sections 7.2(e), (g), (h), (r), (s) and (x) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness, (b) any agreements governing any Indebtedness secured by Liens permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Lien) and (c) agreements which (i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture entered into in the ordinary course of business, (iii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for (x) agreements which (i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture entered into in the ordinary course of business, (iii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business), (y) such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, or the Senior Notes

Indenture, the Mortgage Facility or documents evidencing Indebtedness incurred under Sections 7.2(e), (r), (s) and (x) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness or (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (z) restrictions applicable only to Foreign Subsidiaries.

7.16 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complementary or ancillary thereto, including relating to social services, it being understood and acknowledged that any Insurance Subsidiary shall be the only entity conducting insurance business (and business reasonably related thereto) and that any Insurance Subsidiary shall be engaged for the underwriting of insurance policies for Holdings, the Borrower and its Restricted Subsidiaries and each of such Person’s respective employees, officers or directors. As to Holdings, engage in any business except for holding all of the Capital Stock of the Borrower and activities incidental thereto and other transactions specifically permitted hereunder. In connection therewith, Holdings shall have no Indebtedness other than Indebtedness under the Loan Documents and other transactions specifically permitted hereunder, tax liabilities incurred in the ordinary course of business, and administrative expenses incurred in the ordinary course of business.

7.17 Insurance Subsidiary Investments. Permit any Insurance Subsidiary to make any Investment in any Person except:

(a) Investments in Cash Equivalents;

(b) Investments in deposit accounts opened and maintained in the ordinary course of business;

(c) Investments in accounts receivable in the ordinary course of business; and

(d) Investments in notes or bonds (including interest only notes or bonds) in an aggregate amount (for all Insurance Subsidiaries combined) up to $5,000,000 that are rated at least BBB- by S&P or Baa3 by Moody’s at the time of purchase; provided that an aggregate amount up to $3,000,000 of such Investments shall have a rating of at least A by S&P or A2 by Moody’s at the time of purchase.

7.18 Insurance Subsidiary. Permit any Insurance Subsidiary to enter into any (or renew, extend or materially modify any existing) reinsurance or stop-loss insurance arrangements except in the ordinary course of business with reinsurers rated as least “A-” by A.M. Best & Co. or reinsurers whose obligations to the Insurance Subsidiary are secured by letters of credit or other collateral reasonably acceptable to the board of directors of such Insurance Subsidiary or (b) permit any Investment in any Insurance Subsidiary, except for Investments in an aggregate amount (for all Insurance Subsidiaries combined) not in excess of $10,000,000; provided that such amount may be increased by non-material amounts in the discretion and with the approval of the Administrative Agent (for the avoidance of doubt, such investments shall exclude any expenses and premiums paid to any Insurance Subsidiary by any Group Member in the ordinary course of such Group Member’s business).

7.19 Limitations on Institutional L/C Collateral Account. Permit Holdings or any of its Subsidiaries to withdraw or apply the funds deposited in the Institutional L/C Collateral Account for any purpose other than to (i) prepay the Loans; (ii) cash collateralize any Institutional L/C Exposure; or (iii) secure any Obligations hereunder in a manner reasonably satisfactory to the Administrative Agent.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any materially adverse respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Security Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of knowledge thereof by a Responsible Officer of a Loan Party or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Obligations), in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable opinion of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Security Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control or a Specified Change of Control shall occur; or

(l) any Permitted Acquisition Debt that is required to be subordinated to the Obligations or any Permitted Additional Subordinated Debt (or any Permitted Refinancing Indebtedness in respect of any of the foregoing) or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Security Agreement, as the case may be, as provided in the applicable documentation in respect of such Indebtedness; or

(m) any Governmental Authority shall commence a hearing on the renewal of any material license, consent, authorization, permit, certificate, franchise held by the Borrower, any of its Subsidiaries, or professional employee, officer, director or contractor of any the Borrower or any of its Subsidiaries if there is a significant probability that the result thereof will be the termination, revocation, suspension or material adverse amendment of any such license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect; or

(n) any Governmental Authority shall commence a formal proceeding seeking the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise held by the Borrower, any of its Subsidiaries, or professional employee, officer, director or contractor of the Borrower or any Subsidiary of the Borrower if the result thereof is reasonably likely to be the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect; or

(o) or any Insurance Subsidiary shall become subject to any conservation, rehabilitation, liquidation order, directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of Reimbursement Obligations in respect of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9

THE AGENTS

9.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.2 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

9.4 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such subagent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.6 Resignation of Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) The Issuing Lender or the Swingline Lender may at any time give notice of its resignation to the Lenders, the Administrative Agent and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right with the Borrower’s consent to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Issuing Lender and/or the Swingline Lender gives notice of its resignation, then the Borrower may, on behalf of the Lenders and the Administrative Agent, appoint a successor Issuing Lender and/or the Swingline Lender meeting the qualifications set forth above; provided that if the Issuing Lender and/or the Swingline Lender shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Issuing Lender and/or the Swingline Lender shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through an Issuing Lender and/or the Swingline Lender shall instead be made by or to each Lender and the Administrative Agent directly, until such time as the Required Lenders appoint a successor Issuing Lender and/or the Swingline Lender as provided for above in this paragraph (except as to already outstanding Letters of Credit and Swingline Loans, as to which the Issuing Lender and the Swingline Lender shall continue in such capacities until the Revolving L/C Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Lender and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Issuing Lender and/or Swingline Lender hereunder, unless the Administrative Agent and/or such successor gives notice to Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender and (ii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. At the time any such resignation of the Issuing Lender shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Lender.

9.7 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.18, 2.19 or 2.20, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all taxes, interest, additions to tax and penalties and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.8, include any Swingline Lender, any Conduit Lender and any Issuing Lender.

9.9 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookmanagers, Joint Lead Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

9.10 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Lender; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit

(solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

9.11 Collateral and Guaranty Matters. Each of the Lenders (on behalf of itself, its Affiliates and Related Parties (and in its capacity as a Lender under any Specified Swap Agreement) and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the payment in full of all Obligations (other than contingent obligations), termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or cash collateralization, in accordance with the provisions of this Agreement, of all Letters of Credit, (ii) that is sold or transferred or to be sold or transferred as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “excluded collateral” (as described in Section 3 of the Guarantee and Security Agreement), (iv) if the property subject to such a Lien is owned by a Guarantor upon release of such Guarantor from its Guarantee Obligation, (v) upon the designation of a Subsidiary as an Unrestricted Subsidiary, (vi) if the property subject to such Lien is located in an area that has been identified by the Secretary of Housing and Urban Development as a “Special Flood Hazard Area” or other area having special flood hazards (whether as a result of a change in the mapping of Special Flood Hazard Areas or otherwise) and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or (vii) if approved, authorized or ratified in writing in accordance with Section 10.2;

(b) to release any Guarantor from its obligations under this Agreement and other Loan Documents if such Person ceases to be a Restricted Subsidiary (including upon the designation of a Subsidiary as an Unrestricted Subsidiary) as a result of a transaction permitted hereunder; and

(c) to (x) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder or (y) to enter into intercreditor agreements.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12 Indemnity; Damage Waiver.

(a) Reserved.

(b) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender or Issuing Lender in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lender shall not include losses incurred by the Swingline Lender or the Issuing Lender due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.7 or Revolving L/C Exposure under Section 3.4 or to make Revolving Loans under Section 3.4 (it being understood that this proviso shall not affect the Swingline Lender’s or the Issuing Lender’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.17. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Revolving Extensions of Credit, outstanding Tranche B-1 Term Loans and unused Total Revolving Commitments and the Institutional L/C Exposure at the time.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

(e) Specified Swap Agreements. No Lender under any Specified Swap Agreement that obtains the benefits of the Security Agreement or any Collateral by virtue of the provisions hereof or of the Security Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Swap Agreements with Lenders unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request from the applicable Lender.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or Sections 7.13 or 2.25. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment (but not prepayment) in respect of any Tranche B-1 Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reductions of Commitments shall not constitute an increase of Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of any Lender) directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Loan Parties (or Loan Parties owning all or substantially all of the Collateral) from their obligations under the Guarantee and Security Agreement (except in accordance with its terms), in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility directly and adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 or the Institutional L/C Collateral Account Agreement or the Institutional Letter of Credit Fee Letter without the written consent of each Issuing Lender affected thereby (it being agreed that if the opportunity of consent is made available to all Lenders on the same terms, only the consent of the Borrower and any of the parties identified in clauses (i) through (viii) shall be required for an amendment, modification, supplement or waiver referred to therein). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the then Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the extensions of credit under the Facilities and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Tranche B-1 Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche B-1 Term Loans (“Refinanced Tranche B-1 Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Tranche B-1 Term Loans”), provided that (a) the aggregate principal amount of such Replacement Tranche B-1 Term Loans (with appropriate adjustments to take into account any upfront fees or original issue discount) shall not exceed the aggregate principal amount of such Refinanced Tranche B-1 Term Loans, (b) the Applicable Margin for such Replacement Tranche B-1 Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche B-1 Term Loans, (c) the weighted average life to maturity of such Replacement Tranche B-1 Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B-1 Term Loans at the time of such refinancing, and (d) the Lenders providing the relevant Replacement Tranche B-1 Term Loans shall have the same relative rights and priorities under the Loan Documents as the Lenders of the Refinanced Tranche B-1 Term Loans at the time of such refinancing.

If the Borrower wishes to replace the Commitments, Loans and other extensions of credit, as applicable, under any Facility (the “Facility Interests”) with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of reducing, terminating and repaying such Facility Interests to be replaced, to (i) require the Lenders under such Facility to assign such Facility Interests to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with this Section 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to this Section 10.1). Pursuant to any such assignment, all Facility Interests to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if all Loans included therein were being optionally prepaid and all Commitments included therein were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 3, 2.20 or 10.6. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Facility Interests under such Facility pursuant to the terms of the form of Assignment and Assumption attached as Annex B to the Amendment Agreement, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more classes of Loans and/or Commitments (each class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loan and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Amendment and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or an officer’s certificate consistent with those delivered on the Closing Date under Sections 5.1 and 5.2.

“Permitted Amendments” shall be (i) an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders (provided that such extensions may not result in having more than one additional final maturity date under this Agreement in any year without the consent of the Administrative Agent), (ii) a reduction or elimination of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) change in the required percentage with respect to the applicable Loans and/or Commitments of the Accepting Lenders (including by implementation of a “LIBOR floor”) and the payment of additional fees to the Accepting Lenders (any such increase and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement) and (iv) if the right to participate in such amendment is provided to all Lenders on the same terms, a reduction of the principal amount of the applicable Loans and/or Commitments or a conversion of the principal amount of the applicable Loans to equity.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings and Borrower:	National Mentor Holdings, Inc.
313 Congress Street
Boston, MA 02210
Attention: CEO (with a copy to General Counsel)
Telecopy: (617) 790-4271
Telephone: (617) 790-4800

with a copy to:	Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attn: Christopher Butler, P.C.
Fax: (312) 862-2200
Tel: (312) 862-2000

Administrative Agent:	UBS AG, Stamford, Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Banking Products Services Agency
Telecopier No.: (203) 719-4176
e-mail: DL-UBSAgency@ubs.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Joint Bookrunners for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to the Administrative Agent and Joint Bookrunners (and one local counsel to the Administrative Agent and Joint Bookrunners in any applicable jurisdiction as to which the Administrative Agent reasonably determines local counsel is appropriate) and such other counsel to the Administrative Agent and Joint Bookrunners as is retained with the Borrower’s consent, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one counsel to all Lenders and of counsel to the Agents, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of one legal counsel for all Lenders (and one local counsel to such Lenders in any applicable jurisdiction as to which the Lenders reasonably determine is appropriate) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of or material branch of any Loan Document by such Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees or agents), to the extent such Indemnitee has settled any claim without the consent of the Borrower (which is not to be unreasonably withheld or delayed) or disputes between Lenders (other than with respect to a dispute with a Lender in its capacity as Administration Agent, Issuing Lender or Swingline Lender). Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings and the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent such claims, demands, penalties, fines, liabilities, settlements, damages, costs, and expenses of whatever kind or nature, under or related to Environmental Laws, are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct, of or material breach of any Loan Document by, such Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees or agents), to the extent such Indemnitee has settled any claim without the consent of the Borrower (which is not to be unreasonably withheld or delayed) or disputes between Lenders (other than with respect to disputes not involving acts or omissions by the Borrower). In the case of any investigation, litigation or other proceeding to which the indemnity in clause (d) of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by a third party or any Group Member or an Indemnified Party, and whether or not an Indemnified Party is otherwise a party thereto. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive termination of the Commitments and repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing, any other Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of a Tranche B-1 Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of an assignment of a Revolving Commitment or any participation in a Revolving Letter of Credit, each Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s interests under any Facility, the amount of the Commitments or Tranche B-1 Term Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of the Revolving Facility, $5,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of each Facility. Section 10.6(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a single Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) No assignment shall be made to (a)(x) a competitor (or any affiliate thereof) of the Borrower or (y) any other Person identified by the Borrower to the Administrative Agent in writing as of the Closing Date and (b) any other Person designated from time to time by the Borrower in writing to the Administrative Agent and approved (such approval not to be unreasonably withheld or delayed) by the Administrative Agent (each, a “Disqualified Lender”).

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments, Revolving Extensions of Credit and Institutional L/C Exposure of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Notwithstanding anything to the contrary contained in this Agreement, the Loans and the Letter of Credit are registered obligations and the right, title and interest of the Lenders in and to such Loans and Letters of Credit, as the case may be, shall be transferable only in accordance with the terms hereof. This Section 10.06(b)(v) shall be construed so that the Loans and the Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities that are not a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such Sections (including Sections 2.19(d) and (e) and Sections 2.21 and 2.22 as if the Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintains a register of its Participants. The entries in a Participant register shall be conclusive absent manifest error, and the parties shall treat each Person whose mane is recorded in the Participant register as the Participant for all purposes of this Agreement, notwithstanding a notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent such entitlement to a greater payment results from a change in any Requirement of Law after the Participant became a Participant.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (and any initial or subsequent pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights as collateral security to secure obligations of such Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) (A) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Tranche B-1 Term Loans to any Non-Debt Fund Affiliate or Purchasing Borrower Party in accordance with Section 10.6(b); provided that:

(i) if a Purchasing Borrower Party is an assignee, no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii) the assigning Lender and Non-Debt Fund Affiliate or Purchasing Borrower Party purchasing such Lender’s Tranche B-1 Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Annex C to the Amendment Agreement (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption (which shall include a customary “big boy” disclaimer by all parties thereto);

(iii) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party or Non-Debt Fund Affiliate;

(iv) any Tranche B-1 Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(v) no Purchasing Borrower Party may use the proceeds from Revolving Loans or Swing Line Loans to purchase any Tranche B-1 Term Loans; and

(vi) no Tranche B-1 Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 10.6(g) if after giving effect to such assignment, Non-Debt Fund Affiliate in the aggregate would own in excess of 20% of all Tranche B-1 Term Loans then outstanding.

(B) Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents (other than for payments due).

(h) Notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(i) all Tranche B-1 Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(ii) all Tranche B-1 Term Loans, Revolving Commitments and Revolving L/C Exposure held by Debt Fund Affiliates may not account for more than 50% of the Tranche B-1 Term Loans, Revolving Commitments and Revolving L/C Exposure of consenting Lenders included in determining whether the “Required Lenders” have consented to any action pursuant to Section 10.1.

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliates’ vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposed to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after the occurrence and during the continuance of an Event of Default, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final other than payroll or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including Lender Addendums), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; provided that nothing contained in this Section 10.12(e) shall limit the Borrower’s indemnity and reimbursement obligations to the extent set forth in Section 10.5.

10.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between any Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in Section 9.11.

10.15 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section (other than disclosures pursuant to routine regulatory examinations) and clause (e) of this Section (as such clause relates to suits, actions or proceedings in which disclosure is being sought by a third party), unless prohibited by applicable Requirements of Law or court order, each Lender, each Issuing Lender and the Administrative Agent shall (x) notify the Borrower of any request by any Governmental Authority or representative thereof or other Person for disclosure of confidential and non-public information after receipt of such request and (y) if such disclosure of such confidential or non-public information is legally required, furnish only such portion of such information as it is legally compelled to disclose and exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative

Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.15 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NONPUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.18 Replacement of Holdings. Notwithstanding any contrary provisions of this Agreement, Holdings may, in order to achieve the effect of substituting a corporation as the immediate parent company of the Borrower, form a corporation that is a wholly owned subsidiary of Holdings (such corporation being referred to herein as “New Holdings”), and transfer (subject to the Lien of the Guarantee and Security Agreement) all its assets (including all outstanding Capital Stock of the Borrower) to New Holdings; provided that (a) the arrangements for the formation of New Holdings and the transfer of assets from Holdings to New Holdings are reasonably satisfactory to the Administrative Agent, (b) New Holdings shall become a party to this Agreement and each other Loan Document to which Holdings is a party and shall assume all obligations of Holdings thereunder pursuant to documentation reasonably satisfactory to the Administrative Agent and (c) the Administrative Agent shall receive such documents, certificates and legal opinions as the Administrative Agent or its counsel may reasonably request with respect to the foregoing, all in form and substance reasonably satisfactory to the Administrative Agent. If all of the requirements of the preceding sentence are satisfied, then Holdings shall cease to be a party to the Loan Documents and shall be released from its obligations thereunder and thereupon the term “Holdings” shall be deemed to refer to New Holdings. The Administrative Agent shall notify the Lenders of any replacement of Holdings effected pursuant to this Section.

10.19 Mortgaged Property Acknowledgment. Each Lender by making or acquiring a Loan or interest therein or issuing a Letter of Credit acknowledges that (x) any Mortgage encumbering any Mortgaged Property hereunder was or will be entered into without consultation with local counsel in the jurisdiction where such Mortgaged Property is located and (y) no title insurance policies were or will be obtained with respect to any Mortgages encumbering any Mortgaged Property. Consequently, there is a substantial risk that the Mortgages encumbering any such Mortgaged Property may be invalid or ineffective under applicable law and, in such event, the Lenders would not have any recovery as a secured creditor or under any title insurance policy with respect thereto. Each Lender agrees that neither the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Documentations Agents, the Syndication Agent, the Borrower (and its Subsidiaries) nor any of their officers, directors, agents, attorneys, affiliates or other representatives shall have any liability to any Lender as a result of the foregoing.

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ANNEX B

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the (“Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	National MENTOR Holdings, Inc.

4.	Administrative Agent:	UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement, dated as of October 15, 2012, among NMH Holdings, LLC, National MENTOR Holdings, Inc., as Borrower, the lenders parties thereto, UBS AG, Stamford Branch, as Administrative Agent, and the other agents, arrangers and bookrunners parties thereto

6.   Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
Original Revolving Loans	$	[ ],000,000	$		%
Amended Revolving Loans	$	[ ],000,000	$		%
Tranche B-1 Term Loans	$	[ ],000,000	$		%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]2 Accepted:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Title:

[Consented to:][3]

NATIONAL MENTOR HOLDINGS, INC

By:
Title:

[2]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX C

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it is not a Defaulting Lender and (vi) it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. The Administrative Agent shall be entitled to rely upon without independent investigation the representations by the Assignor and Assignee contained in this Assignment and Assumption and shall not incur any liability for relying upon such representations. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX C

FORM OF

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the (“Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Non-Debt Fund Affiliate/Purchasing Borrower Party]

3.	Borrower:	National MENTOR Holdings, Inc.

4.	Administrative Agent:	UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement, dated as of October 15, 2012, among NMH Holdings, LLC, National MENTOR Holdings, Inc., as Borrower, the lenders parties thereto, UBS AG, Stamford Branch, as Administrative Agent, and the other agents, arrangers and bookrunners parties thereto

6.   Assigned Interest:

Facility Assigned	Aggregate Amount of Loans for all Lenders		Amount of Loans Assigned	Percentage Assigned of Loans[1]
Tranche B-1 Term Loans	$	[ ],000,000	$	%

Effective Date:                               , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement (subject to the limitations set forth in Section 10.6(g) and Section 10.6(h) of the Credit Agreement), (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) it is a [Non-Debt Fund Affiliate][Purchasing Borrower Party]2, as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[2]	Insert as applicable.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4. Excluded Information. In connection with any assignment pursuant to this Assignment and Assumption, each of the Assignor and the Assignee, in its capacity as purchaser of the Assigned Interest, acknowledges that as of the Effective Date that (i) the assignment is pursuant to the terms of Section 10.6 of the Credit Agreement, (ii) the other party to the Assignment and Assumption currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties and their Related Parties that is not known to it and that may be material to a decision to enter into an Assignment and Assumption (“Excluded Information”), (iii) it has independently and without reliance on the other party made its own analysis and determined to enter into the Assignment and Assumption and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (iv) the other party shall have no liability to it, and it hereby (to the extent permitted by law) waives and releases any claims it may have against the other party (under applicable laws or otherwise) with respect to the nondisclosure of the Excluded Information; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in this Standard Terms and Conditions. Each of the assigning Lender and Assignee, in its capacity as purchaser of the Acquired Interest, further acknowledges that the Excluded Information may not be available to the Agents or the other Lenders.

FORM OF

BORROWING REQUEST

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Banking Products Services Agency

[Date]

Dear Sirs:

Reference is made to the Amended and Restated Credit Agreement, dated as of October 15, 2012 (as amended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the undersigned, as Borrower, NMH Holdings, LLC the Lenders named therein and UBS AG, Stamford Branch, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

This notice constitutes a notice of borrowing and the Borrower hereby requests that the [Amended][Original] Revolving Lenders make [Amended][Original] Revolving Loans under the Credit Agreement, and in that connection the Borrower specifies the following information pursuant to Section 2.5 of the Credit Agreement with respect to the borrowing of the [Amended][Original] Revolving Loans requested hereby:

Principal amount of [Amended][Original] Revolving Loans: $[            ].1

I.	[Amended][Original] Revolving Loans Borrowing Date (which is a Business Day): [ ]

II.	Type of [Amended][Original] Revolving Loans: [Eurodollar Loans][ABR Loans]

III.	Interest Period as to any Eurodollar Loan: [ ][2]

[1]

Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 over such amount (or, if the then aggregate Available [Amended][Original] Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the [Amended][Original] Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7 of the Credit Agreement.

[2]	Specify one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months.

The location and number of Borrower’s account at Administrative Agent to which proceeds of the [Amended][Original] Revolving Loans are to be disbursed:

Bank:

Bank City/State:

Beneficiary Account Name:

Beneficiary Account #:

Beneficiary ABA #:

Beneficiary City/State:

Ref info: Attn: Chris Kozakis

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a) and (b) of Section 5.2 of the Credit Agreement are satisfied.

Very truly yours,

NATIONAL MENTOR HOLDINGS, INC.

By:
Name:
Title:

ANNEX E

CONSENT TO AMENDMENT AGREEMENT

CONSENT TO AMENDMENT AGREEMENT (this “Consent”) to Amendment Agreement (“Amendment Agreement”), dated as of October 15, 2012, by and among NATIONAL MENTOR HOLDINGS, INC., a Delaware corporation (the “Borrower”), NMH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors, UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) and Issuing Lender, and UBS LOAN FINANCE LLC, as Swingline Lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Amendment Agreement.

Existing Tranche B Term Lenders

The undersigned Tranche B Term Lender hereby irrevocably and unconditionally approves the Amendment Agreement and consents as follows (check ONE option):

Cashless Settlement Option

☐	to convert 100% of the outstanding principal amount of the Tranche B Term Loan held by such Lender into a Tranche B-1 Term Loan in a like principal amount.

Cash Settlement Option

☐	to have 100% of the outstanding principal amount of the Tranche B Term Loan held by such Lender prepaid on the Amendment and Restatement Effective Date.

Revolving Lenders

☐	The undersigned Revolving Lender hereby irrevocably and unconditionally consents to the Amendment Agreement and agrees that its Revolving Commitments under the Original Credit Agreement shall be exchanged into Amended Revolving Commitments (as defined in the Amended and Restated Credit Agreement).

E-1

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer.

Date: [                    ], 2012

,
as a Lender (type name of the legal entity)

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

E-2

ANNEX F

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of October 15, 2012 (this “Agreement”), by and among [ADDITIONAL TRANCHE B-1 TERM LENDER] (each, an “Additional Tranche B-1 Term Lender” and, collectively, the “Additional Tranche B-1 Term Lenders”), NATIONAL MENTOR HOLDINGS, INC. (the “Borrower”), and UBS AG, STAMFORD BRANCH (the “Administrative Agent”).

WHEREAS, reference is hereby made to the Amendment Agreement, dated as of October 15, 2012 (“Amendment Agreement”) amending that certain credit agreement, dated as of February 9, 2011 (as further as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, NMH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors, UBS AG, STAMFORD BRANCH, as Administrative Agent and Issuing Lender, and UBS LOAN FINANCE LLC, as Swingline Lender, and each lender from time to time party thereto (capitalized terms used but not defined herein having the meaning provided in the Amendment Agreement);

WHEREAS, subject to the terms and conditions of the Amendment Agreement, the Borrower shall establish Additional Tranche B-1 Term Commitments (the “Additional Tranche B-1 Term Commitments”) with Additional Tranche B-1 Term Lenders; and

WHEREAS, subject to the terms and conditions of the Amendment Agreement, Additional Tranche B-1 Term Lenders shall become Lenders under the Amended and Restated Credit Agreement pursuant to one or more joinder agreements.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Tranche B-1 Term Lender hereby agrees to provide the Additional Tranche B-1 Term Commitment set forth on its signature page hereto pursuant to and in accordance with Section 3(b) of the Amendment Agreement. The Additional Tranche B-1 Term Commitments provided pursuant to this Agreement shall be subject to all of the terms in the Amendment Agreement and the Amended and Restated Credit Agreement and to the conditions set forth in the Amendment Agreement and the Amended and Restated Credit Agreement, and shall be entitled to all the benefits afforded by the Amendment Agreement, the Amended and Restated Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents.

Each Additional Tranche B-1 Term Lender, the Borrower and the Administrative Agent acknowledge and agree that the Additional Tranche B-1 Term Commitments provided pursuant to this Agreement shall constitute Tranche B-1 Term Commitments for all purposes of the Amendment Agreement, the Amended and Restated Credit Agreement and the other applicable Loan Documents. Each Additional Tranche B-1 Term Lender hereby agrees to make an Additional

Tranche B-1 Term Loan to the Borrower in an amount equal to its Additional Tranche B-1 Term Commitment on the Amendment and Restatement Effective Date in accordance with Section 3(b) of the Credit Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of October     , 2012.

[NAME OF ADDITIONAL TRANCHE B-1 TERM LENDER]

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

Additional Tranche B-1 Term Commitments:

$

NATIONAL MENTOR HOLDINGS, INC.

By:
Name:
Title:

Accepted:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:
Name:
Title:

F-4